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                                                                   EXHIBIT 10.1
NATIONSBANK
NationsBank of Texas, N.A


                          LOAN AND SECURITY AGREEMENT

                          Dated as of August 27, 1997

     ACR Group, Inc, a Texas corporation (the "BORROWER"), and NATIONSBANK OF TEXAS, N.A., a national banking association (the "LENDER"), agree as follows:


                             ARTICLE 1 - DEFINITIONS

     1.1 DEFINITIONS. For the purposes of this Agreement:

     "Account Debtor" means a Person who is obligated on a Receivable.

     "Acquire" or "Acquisition", as applied to any Business Unit or Investment, means the acquisition of such Business Unit or Investment by purchase, exchange, issuance of stock or other securities, or by merger, reorganization or any other method.

     "Adjusted Libor Rate" means an interest rate per annum equal to the quotient of (i) the London Interbank Offered Rate, divided by (ii) a percentage equal to 100.0% less than the Eurodollar Reserve Percentage.

     "Adjusted Net Income" means, as applied to any Person, the Net Income or Net Loss of such Person for the period in question after deducting any federal income taxes paid in cash by such Person during the period in question.

     "Affiliate" means, with respect to a Person, (a) any officer, director, employee or managing agent of such Person, (b) any spouse, parents, brothers, sisters, children and grandchildren of such Person, (c) any association, partnership, trust, entity or enterprise in which such Person is a director, officer or general partner, (d) any other Person that, (i) directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any Subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.




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     "Agency Account" means an account of Borrower maintained by it with a
Clearing Bank pursuant to an Agency Account Agreement.

     "Agency Account Agreement" means an agreement among Borrower, Lender and a Clearing Bank which designates an Agency Account for the deposit of checks and items constituting proceeds of Receivables, and establishes the terms for transferring balances therein to Lender for deposit to the Teller Account.

     "Agreement" means this Agreement, including the Exhibits and Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

     "Agreement Date" means the date as of which this Agreement is dated.

     "Applicable Margin" means (a) with respect to Prime Rate Loans, one-half of one percent (0.50%) and (b) with respect to Eurodollar Loans, three percent (3.0%).

     "Approved Acquisition" means acquisitions (excluding Permitted Acquisitions) by the Borrower or any of its Subsidiaries of substantially all of the business of an entity (whether by asset acquisition or stock purchase) engaged in substantially the same business as the Borrower or such Subsidiary, provided that prior written approval is obtained from Lender.

     "Availability" means as of the date of determination, the amount of Revolving Credit Loans available to be borrowed by Borrower hereunder in accordance with Section 2 .1 less the sum of the outstanding principal balance of all Revolving Credit Loans hereunder and the Letter of Credit Reserve as of such date.

     "Benefit Plan" means an employee benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding 6 years was, an "employer" as defined in Section 3(5) of ERISA, including such plans as may be established after the Agreement Date.

     "Blocked Collection Account" means a demand deposit account maintained by Borrower with Lender and established for the purpose of depositing checks and other items received in a Lockbox and otherwise and constituting proceeds of Receivables, access to which (other than for purposes of deposit) is blocked to Borrower and over which Lender has the sole right of control and access for purposes of withdrawal, transfer and debit.

     "Borrower" means ACR Group, Inc., a Texas corporation, and its successors and assigns.

     "Borrowing Base" means at any time an amount equal to the sum of:


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          (a) 85 % (or such lesser percentage as Lender may in its sole good faith discretion determine from time to time) of the face value of Eligible Receivables due and owing at such time, plus

          (b) The Lesser Of

               (i) 50 % (or such lesser percentage as Lender may in its sole good faith discretion determine from time to time) of the lesser of cost and fair market value of Eligible Inventory at such time, AND

               (ii) $9,000,000, MINUS

          (c) the Letter of Credit Reserve and such other reserves as Lender may determine from time to time in the good faith exercise of its reasonable credit judgment.

     "Borrowing Base Certificate" means a certificate in the form of EXHIBIT B attached hereto.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks in the city in which the principal office of Lender is located are authorized to close.

     "Business Unit" means the assets constituting the business, or a division or operating unit thereof, of any Person.

     "Capital Expenditures" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets (other than assets which constitute a Business Unit) which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

     "Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     "Capitalized Lease Obligation" means Indebtedness represented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Clearing Bank" means any banking institution with which an Agency Account has been established pursuant to an Agency Account Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" means and includes all of Borrower's and each Guarantor's right, title and interest in and to each of the following, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising:



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          (a)  all Receivables,

          (b)  all Inventory,

          (c)  all Contract Rights,

          (d)  all General Intangibles,

          (e)  all Deposit Accounts,

          (f) all goods and other property, whether or not delivered, (i) the sale or lease of which gives or purports to give rise to any Receivable, including, but not limited to, all merchandise returned or rejected by or repossessed from customers, or (ii) securing any Receivable, including, without limitation, all rights as an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such goods and other properties,

          (g) all mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements and other agreements and property which secure or relate to any Receivable or other Collateral or are acquired for the purpose of securing and enforcing any item thereof,

          (h) all documents of title, policies and certificates of insurance, securities, chattel paper and other documents and instruments evidencing or pertaining to any and all items of Collateral,

          (i) all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof,

          (j) all cash deposited with Lender or any Affiliate thereof or which Lender is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Agreement or any of the Security Documents, and

          (k) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including, but not limited to, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements and other documents.




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     "Contract Rights" means and includes, as to any Person, all of such
Person's then owned or existing and future acquired or arising rights under contracts not yet earned by performance and not evidenced by an instrument or chattel paper, to the extent that the same may lawfully be assigned.

     "Contribution and Indemnification Agreement" means the contribution and indemnification agreement executed by each Guarantor with respect to their obligations under the Guaranty Agreements.

     "Controlled Disbursement Account" means the account maintained by and in the name of Borrower with Lender for the purpose of disbursing Revolving Credit Loan proceeds and amounts credited thereto pursuant to Section 2.2(b)(i) and
Section 7.1(f).

     "Default" means any event or condition which, if not cured, would with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Default Margin" means 2%.

     "Deposit Accounts" means any demand, time, savings, passbook or like account-maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC.

     "Dollar" and "$" means freely transferable United States dollars.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute.

     "Effective Date" means the later of (a) the Agreement Date, and (b) the first date on which all of the conditions set forth in Section 4.1 shall have been fulfilled or waived by Lender.

     "Effective Interest Rate" means the rate of interest per annum on the Loans in effect from time to time pursuant to the provisions of Sections 3.1(a), (b) and (c).

     "Eligible Inventory" means items of Inventory of Borrower and its Subsidiaries held for sale in the ordinary course of the business of Borrower or such Subsidiary (but not including packaging or shipping materials or maintenance supplies) which are deemed by Lender in the exercise of its sole good faith discretion to be eligible for inclusion in the calculation of the Borrowing Base. Unless otherwise approved in writing by Lender, no Inventory shall be deemed to be Eligible Inventory unless it meets all of the following requirements: (a) such Inventory is owned by Borrower or a Subsidiary of the Borrower, is subject to the Security Interest, which is perfected as to such Inventory, and is subject to no other Lien whatsoever other than a Permitted Lien; (b) such Inventory consists of raw materials or finished goods and



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does not consist of work-in-process, supplies or consigned goods; (c) such
Inventory is in good condition and meets all standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters; (d) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of Borrower's or such Subsidiary's business; (e) such Inventory is not obsolete or returned or repossessed or used goods taken in trade; (f) such Inventory is located within the United States at one of the locations listed in Schedule 5.1(u); and (g) such Inventory is in the possession and control of Borrower or a Subsidiary of the Borrower and not any third party.

     "Eligible Receivable" means the unpaid portion of a Receivable payable in Dollars to Borrower or a Subsidiary of the Borrower net of any returns, discounts, claims, credits, charges or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement which is deemed by Lender in the exercise of its sole good faith discretion to be eligible for inclusion in the calculation of the Borrowing Base. Unless otherwise approved in writing by Lender, no Receivable shall be deemed an Eligible Receivable unless it meets all of the following requirements: (a) such Receivable is owned by Borrower or such Subsidiary and represents a complete bona fide transaction which requires no further act under any circumstances on the part of Borrower or such Subsidiary to make such Receivable payable by the Account Debtor; (b) such Receivable is not unpaid more than 90 days after the date of the original invoice or past due more than 60 days after its due date, which shall not be later than 30 days after the invoice date; (c) such Receivable does not arise out of any transaction with any Subsidiary, Affiliate, creditor, lessor or supplier of Borrower or such Subsidiary; (d) such Receivable is not owing by an Account Debtor more than 40% of whose then-existing accounts owing to Borrower or such Subsidiary do not meet the requirements set forth in clause b above; (e) if the Account Debtor with respect thereto is located outside of the United States of America, the goods which gave rise to such Receivable were shipped after receipt by Borrower or such Subsidiary from the Account Debtor of an irrevocable letter of credit that has been confirmed by a financial institution acceptable to Lender and is in form and substance acceptable to Lender, payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States and has been duly assigned to Lender; (f) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, as determined in the sole discretion of Lender, or to any provision prohibiting its assignment or requiring notice of or consent to such assignment; (g) neither Borrower nor such Subsidiary is in breach of any express or implied representation or warranty with respect to the goods the sale of which gave rise to such Receivable; (h) the Account Debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in Lender's sole judgment, have a Materially Adverse Effect on such Account Debtor; (i) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been



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returned or rejected; (j) such Receivable is not owing by an Account Debtor or a group of affiliated Account Debtors whose then-existing accounts owing to Borrower exceed in face amount 25% of Borrower's total Eligible Receivables;
(k) such Receivable is evidenced by an invoice or other documentation in form acceptable to Lender containing only terms normally offered by Borrower or such Subsidiary, and dated no later than the date of shipment; (1) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present, or contingent (and no facts exist which are the basis for any future), offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor; (m) such Receivable is not evidenced by chattel paper or an instrument of any kind; (n) such Receivable does not arise from the performance of services other than training and educational services to customers, including services under or related to any warranty obligation of Borrower or such Subsidiary or out of service charges by Borrower or such Subsidiary or other fees for the time value of money; and (o) such Receivable is subject to the Security Interest, which is perfected as to such Receivable, and is subject to no other Lien whatsoever other than a Permitted Lien and the goods giving rise to such Receivable were not, at the time of the sale thereof, subject to any Lien other than a Permitted Lien.

     "Environmental Laws" means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

     "Equipment" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property (other than Inventory) of every kind and description used in such Person's business operations or owned by such Person or in which such Person has an interest and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

     "Eurodollar Business Day" means any Business Day on which transactions in United States Dollars are conducted in the London interbank market.

     "Eurodollar Loans" means Revolving Credit Loans bearing interest at the LIBOR Contract Rate in accordance with Section 3.1(b) hereof.

     "Eurodollar Reserve Percentage" shall mean the maximum reserve requirement (including without limitation, any basic, supplemental, marginal and emergency reserves) (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal



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Reserve System, or such additional, substituted or amended reserve requirement as may be hereafter applicable to member banks of the Federal Reserve System.

     "Event of Default" means any of the events specified in Section 11.1.

     "Existing Borrower Security Agreement" means that certain Security Agreement dated March 8, 1994 previously executed by the Borrower in favor of Lender pursuant to the terms of the Prior Loan Agreement, as the same has been modified, amended or supplemented from time to time.

     "Existing Guarantor Security Agreements" means each security agreement previously executed by certain of the Guarantors in favor of Lender pursuant to the terms of the Prior Loan Agreement, as the same have been modified, amended or supplemented from time to time.

     "Financing Statements" means the Uniform Commercial Code financing statements previously executed and delivered or to be executed and delivered by Borrower and each of its Subsidiaries to Lender, naming Lender as secured party and Borrower or such Subsidiary, as applicable, as debtor, in connection with the Prior Loan Agreement, as the same may be amended, modified or supplemented from time to time.

     "Fixed Charge Coverage Ratio" means the ratio of (a) earnings before interest, income taxes, depreciation and amortization less, to the extent paid in cash, income taxes, dividends, and Capital Expenditures (other than Capital Expenditures funded by Long Term Debt from a source other than the Revolving Credit Facility) of the Borrower, and its Subsidiaries on a consolidated basis and any Approved Acquisition or Permitted Acquisition for the preceding twelve
(12) calendar months to (b) the sum of (i) current maturities of Long Term Debt of Borrower, and its Subsidiaries on a consolidated basis and any Permitted Acquisition or Approved Acquisition (excluding the St. James Note) plus (c) interest expense of the Borrower, and its Subsidiaries on a consolidated basis and any Permitted Acquisition or Approved Acquisition for the preceding 12 calendar months.

     "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Person referred to.

     "General Intangibles" means, as to any Person, all of such Person's then owned or existing and future acquired or arising general intangibles, choses in action and causes of action and all other intangible personal property of such Person of every kind and nature (other than Receivables), including, without limitation, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, registrations, licenses, franchises, tax refund claims, reversions or any rights thereto and any other amounts payable to such Person from any Benefit Plan, Multiemployer Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty


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or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary (specifically excluding that certain $1 million life insurance policy on Alex Trevino, Jr. pledged to The Catalyst Fund, Ltd.) and any letter of credit, guarantee, claims, security interest or other security held by or granted to such Person to secure payment by an Account Debtor of Any of the Receivables.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies, whether federal, state, local, foreign national or provincial, and all agencies thereof.

     "Governmental Authority" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     "Guarantor" means, individually and collectively, each Person who guarantees the Secured Obligations, including without limitation, each Subsidiary of the Borrower.

     "Guaranty", "Guaranteed" or to "Guarantee," as applied to any obligation of another Person shall mean and include:

          (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation of such other Person, and

          (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation of such other Person whether by (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation or to assure the owner of such obligation against loss, (iii) the supplying of hinds to, or in any other manner investing in, the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

     "Guaranty Agreements" shall mean the guaranty agreements executed by each Guarantor substantially in the form of Exhibit C hereto.

     "Indebtedness" of any Person means, without duplication, (a) Liabilities,
(b) all obligations for money borrowed or for the deferred purchase price of property or services or in



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respect of reimbursement obligations under letters of credit, (c) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (d) Capitalized Lease Obligations, (e) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (f) all obligations of other Persons which such Person has Guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (g) in the case of Borrower (without duplication) the Revolving Credit Loans.

     "Indemnified Claims" means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, any Indemnified Person at any time and from time to time, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral or the Loan Documents (including enforcement of Lender's rights thereunder or defense of Lender's actions thereunder), including but not limited to economic loss, property damage, personal injury or death in connection with, or occurring on or in the vicinity of, any Collateral through any cause whatsoever, any act performed or omitted to be performed under any Loan Documents, any breach by Borrower or a Subsidiary of the Borrower of any representation, warranty, covenant, agreement or condition contained in any Loan Documents or any Event of Default as defined in this Agreement. "Indemnified Claims" does not include any claims arising from the gross negligence or willful misconduct of Lender.

     "Indemnified Persons" collectively means Lender and its officers, directors, shareholders, employees, agents, attorneys and representatives, and any Person owned or controlled by, or which owns or controls or is under common control or is otherwise affiliated with, Lender.

     "Initial Loan" means the Revolving Credit Loan made to Borrower on the Effective Date pursuant to the letter referred to in Section 4.1(a)(15).

     "Intellectual Property" means, as to any Person, all of such Person's then owned existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing and all rights to sue for past, present and future infringements of any of the foregoing.


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     "Interest Period" means the period commencing on the first effective
Eurodollar Business Day of a LIBOR Contract Rate election under Section 3.1(b) and ending one, two, three or six months thereafter as designated by Borrower at the time of such election, provided that (i) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and (ii) any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period, and provided further, that no Interest Period may end on a day which is after the Termination Date or such later date to which the termination of the Revolving Credit Facility may be extended pursuant to
Section 2.5.

     "Inventory" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) goods intended for sale or lease or for display or demonstration, (b) work in process, (c) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or otherwise used or consumed in the conduct of business, and (d) documents evidencing and general intangibles relating to any of the foregoing.

     "Investment" means, with respect to any Person: (a) the direct or indirect purchase or acquisition of any beneficial interest in, any share of capital stock of, evidence of Indebtedness of or other security issued by any other Person, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, excluding advances to employees in the ordinary course of business not to exceed $20,000.00 and sales of inventory in the ordinary course of business, (c) any Guaranty of the obligations of any other Person, or (d) any commitment or option to take any of the actions described in clauses (a), (b) or (c) above.

     "Issuer" means the issuing entity of a letter of credit. The issuing entity of commercial letters of credit is NationsBank, N.A.; the issuing entity of standby letters of credit is NationsBank of Texas, N.A.

     "Lender" means NationsBank of Texas, N.A., a national banking association, and its successors and assigns. When used throughout this Agreement, the term "Lender" shall also include Lender's successors and assigns, including specifically any party to whom Lender, or its successors or assigns, may assign its rights and interests under this Agreement.

     "Lender's Office" means the office of Lender specified in or determined in accordance with the provisions of Section 12.1(c).

     "Letter of Credit" means any standby letter of credit issued for the account of Borrower or a Subsidiary of the Borrower.


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     "Letter of Credit Documents" means each of the documents, agreements and other writings required by the Lender to be executed and/or delivered in connection with the issuance of a Letter of Credit, including, without limitation, each letter of credit application and reimbursement agreement.

     "Letter of Credit Facility" means, at any time, obligations arising under Letters of Credit in an aggregate face amount not to exceed $1,000,000 incurred pursuant to Section 2.6.

     "Letter of Credit Fees" means fees charged in connection with the issuance of a Letter of Credit determined in accordance with Section 3.2(c).

     "Letter of Credit Reserve" means, at any time, 100% of the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which Issuer has not been reimbursed.

     "Leverage Ratio" means the ratio of (a) total Liabilities, minus Subordinated Indebtedness to (b) Tangible Net Worth.

     "Liabilities" means all liabilities of a Person determined in accordance with GAAP and includable on a balance sheet of such Person prepared in accordance with GAAP.

     "LIBOR Contract Rate" means the Adjusted LIBOR Rate plus the Applicable Margin.

     "LIBOR Rate Option" means any election by Borrower, in accordance with
Section 3.1(b), to have any Revolving Credit Loan bear interest according to the LIBOR Contract Rate.

     "Lien" as applied to the property of any Person means: (a) any security interest, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person or upon proceeds thereof or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, (c) any Indebtedness which is unpaid more than 30 days after the same shall have become due and payable and which if unpaid might by law (including, but not limited to, bankruptcy and insolvency laws) or otherwise be given any priority whatsoever over general unsecured creditors of such Person, and (d) the filing of, or any agreement to give, any financing statement under the UCC or its equivalent in any jurisdiction.

     "Loan Documents" means, collectively, this Agreement, the Note, the Security Documents and each other instrument, agreement and document executed and delivered by Borrower and its Subsidiaries in connection with this Agreement and each other instrument, agreement or document referred to herein or contemplated hereby, and any and all renewals, extensions, amendments, modifications or replacements thereof.

     "Lockbox" means the U.S. Post Office Box(es) specified in, or pursuant to, an Agency Account Agreement or a Lockbox Agreement.

     "Lockbox Agreement" means an agreement between Lender and Borrower pursuant to which Lender and Borrower designate a Lockbox for the receipt of checks and other items constituting proceeds of Receivables.

     "London Interbank Offered Rate" means, with respect to any LIBOR Rate Option for the applicable Interest Period, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/100 of one percent) determined by Lender, in accordance with its customary general practice from time to time, to be the rate at which deposits in immediately available funds in Dollars are or would be offered or quoted by Lender to major banks in the London interbank market, as of approximately 11:00 a.m. London time or as soon thereafter as practicable, on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such interest period and in an amount equal to the amount of the tranche to be the subject of such LIBOR Rate Option. If no such offers or quotes are generally available for such amount, then Lender shall be entitled to determine the London Interbank Offered Rate for any such LIBOR Rate Option by estimating in its reasonable judgment the per annum rate (described above) that would be applicable if such quotes or offers were generally available.

     "Long Term Debt" means any Indebtedness which will not mature or become due within the next twelve (12) months.

     "Materially Adverse Effect" means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon
(a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower or any of its Subsidiaries, (b) upon the respective ability of Borrower or any of its Subsidiaries to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document; in any case, whether resulting from any single act, omission, situation, status, event, or undertaking, together with other such acts, omissions, situations, statuses, events, or undertakings.

     "Maximum Rate" means the greater of (i) the "monthly ceiling" as referred to and in effect from time to time under the provisions of Tex. Rev. Civ. Stat. Ann. art. 5069-1.04(c), as amended, or (ii) the maximum rate of interest permitted from day to day by any other applicable state or federal law.

     "Money Borrowed" means, as applied to Indebtedness, (a) Indebtedness for money borrowed, (b) Indebtedness, whether or not in any such case the same was for money borrowed, (i) represented by notes payable and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than trade Indebtedness) or that was issued or assumed as full or partial payment for property, (c) Indebtedness that constitutes a Capitalized Lease Obligation, and (d) Indebtedness that is such by virtue of clause (f) of the definition thereof, but only to the extent that the obligations Guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

     "Net Income" or "Net Loss" means, as applied to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes and all other proper deductions), all determined in accordance with GAAP, provided that there shall be excluded (net of tax effect): (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, the Person whose Net Income is being determined or a Subsidiary of such Person,
(b) the net income (or net loss) of any Person [excluding Subsidiaries consolidated in accordance with GAAP] in which the Person whose Net Income is being determined or any Subsidiary of such Person has an ownership interest, except, in the case of net income, to the extent that any such income has actually been received by such Person or such Subsidiary in the form of cash dividends or similar distributions, (c) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period or such restoration is made within six months of the commencement of the next fiscal year, (d) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments, Business Units and other capital assets, (e) any non-cash net gain arising from the collection of the proceeds of any insurance policy, (f) any write-up of any asset, and (g) any other extraordinary item as defined by GAAP.

     "Net Worth" of any Person means the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

     "Note" means the Revolving Credit Note made by Borrower payable to the order of Lender evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of all Revolving Credit Loans made to it by under substantially in the form of Exhibit A hereto, with all blanks properly completed (and any promissory note or notes that may be issued from time to time in substitution, renewal, extension, replacement or exchange therefor, whether payable to the Lender or a different lender, whether issued in connection with a Person becoming a lender after the Effective Date or otherwise),

     "Operating Lease" means any lease (other than a lease constituting a Capitalized Lease Obligation) of real or personal property.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Permitted Acquisitions" means acquisitions by the Borrower or any of its Subsidiaries of substantially all of the business of an entity (whether by asset acquisition or stock purchase) engaged in substantially the same business as the Borrower or such Subsidiary, provided that (a) the total incremental increase in Lender's Secured Obligations does not exceed $1,000,000, (b) assets of quality and amount satisfactory to Lender are brought into the Borrowing Base and (c) no Default exists or would result or is projected to result therefrom.

     "Permitted Guaranties" means the Guaranty of the Secured Obligations by each of the Borrower's Subsidiaries.

     "Permitted Indebtedness for Money Borrowed" means the Indebtedness listed on Schedule 1.2 - Permitted Indebtedness.

     "Permitted Investments" means: Investments of Borrower or any of its Subsidiaries in: (i) negotiable certificates of deposit, time deposits and banker's acceptances issued by Lender or any Affiliate of Lender or by any United States bank or trust company having capital, surplus and undivided profits in excess of $250,000,000, (ii) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of purchase of not more than one year and repurchase agreements relating to the same, and (iii) sales on credit in the ordinary course of business on terms customary in the industry.

     "Permitted Liens" means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be required to be made in accordance with Section 8.4, and (ii) in the case of warehousemen or landlords controlling locations where Inventory is located, only if such liens have been waived or subordinated to the Security Interest in a manner satisfactory to Lender; (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; (c) Purchase Money Liens securing Permitted Purchase Money Indebtedness; (d) Liens of Lender arising under this Agreement and the other Loan Documents; and (e) Liens shown on
Schedule 5.1(h).

     "Permitted Purchase Money Indebtedness" means Purchase Money Indebtedness secured only by Purchase Money Liens and Capitalized Lease Obligations, incurred by Borrower or any of its Subsidiaries after the Agreement Date, subject to a maximum increase of $400,000 annually.

     "Person" means an individual, corporation, partnership, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     "Prime Rate" means during the period from the Effective Date through the last day of the month in which the Effective Date falls, the per annum rate of interest publicly announced by Lender at its principal office as its "prime rate" as in effect on the Effective Date, and thereafter during each succeeding calendar month, means such "prime rate" as in effect on the last Business Day of the immediately preceding calendar month. Any change in an interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. on the first day of the month following the month in which such change was announced. The Prime Rate is a reference used by Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

     "Prime Rate Loans" means Revolving Credit Loans bearing interest at the Prime Rate, plus the Applicable Margin in accordance with Section 31(a).

     "Prior Loan Agreement" means that certain Loan Agreement dated March 8, 1994, as amended by (a) that certain First Amendment to Loan Agreement dated October 27, 1994, (b) that certain Second Amendment to Loan Agreement dated March 27, 1995, and (c) that certain Third Amendment to Loan Agreement dated February 20, 1996.

     "Purchase Money Indebtedness" means Indebtedness created to finance the payment of all or any part of the purchase price (not in excess of the fair market value thereof) of any tangible asset (other than Inventory) and incurred at the time of or within 10 days prior to or after the acquisition of such tangible asset.

     "Purchase Money Lien" means any Lien securing Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the tangible asset (other than Inventory) the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     "Receivables" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) rights to the payment of money or other forms of consideration of any kind (whether classified under the UCC as accounts, contract rights, chattel paper, general intangibles or otherwise) including, but not limited to, accounts receivable, letters of credit and the right to receive payment thereunder, chattel paper, tax refunds, insurance proceeds, Contract Rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any Person and guaranties, security and Liens securing payment thereof,
(b) goods, whether now owned or hereafter acquired, and whether sold, delivered, undelivered, in transit or returned, which may be represented by, or the sale or lease of which may have given rise to, any such right to payment or other debt, obligation or liability, and (c) cash and non-cash proceeds of any of the foregoing. Notwithstanding the foregoing, the definition of "Receivables" shall not include money received as proceeds from the sale of capital stock or securities of the Borrower or any Subsidiary.

     "Related Company" means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.

     "Restricted Distribution" by any Person means (a) its retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities or partnership interests, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any of such securities or partnership interests, and (d) any other payment by such Person in respect of such securities or partnership interests.

     "Restricted Payment" means (a) any redemption, repurchase or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Secured Obligations and trade debt), and (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person.

     "Revolving Credit Facility" means the Principal sum of $18,000,000.

     "Revolving Credit Loan" means any loan made to Borrower pursuant to
Section 2.1, as well as all such Revolving Credit Loans collectively, and any and all renewals, extensions, modifications, or replacements thereof.

     "St. James Note" means that certain promissory note in the amount of $1,400,000 dated January 24, 1997 executed by ACR Group, Inc. and made payable to St. James Capital Partners, L.P. and subordinated to Lender.

     "Schedule of Inventory" means a schedule delivered by Borrower to Lender pursuant to the provisions of Section 7.14(b).

     "Schedule of Receivables" means a schedule delivered by Borrower to Lender pursuant to the provisions of Section 7.14(a).

     "Secured Obligations" means, in each case whether now in existence or hereafter arising, (a) the principal of and interest and premium, if any, on the Revolving Credit Loans, (b) all reimbursement and other obligations relating to Letters of Credit, and (c) all indebtedness, liabilities, obligations, overdrafts, covenants and duties of Borrower to Lender or any Affiliate of Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any note and whether or not for the payment of money under or in respect of this Agreement, the Note or any of the other Loan Documents.

     "Security Documents" means this Agreement and each of (a) the Existing Borrower Security Agreement, (b) the Existing Guarantor Security Agreements,
(c) the Financing Statements, and (d) each other writing executed and delivered by any Person securing the Secured Obligations or evidencing such security.

     "Security Interest" means the Liens of Lender on and in the Collateral effected hereby or by any of the Security Documents or pursuant to the terms hereof or thereof.

     "Subordinated Indebtedness" means any Indebtedness for money borrowed of the Borrower or any of its Subsidiaries which is subordinated to the Secured Obligations on terms and conditions acceptable to Lender in its sole discretion.

     "Subsidiary" when used to determine the relationship of a Person to another Person, means a Person of which an aggregate of 50% or more of the stock of any class or classes or 50% or more of other ownership interests is owned of record or beneficially by such other Person or by one or more Subsidiaries of such other Person or by such other Person and one or more Subsidiaries of such Person, (i) if the holders of such stock or other ownership interests (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of such other ownership interests, if such ownership interests constitute a majority voting interest.

     "Tangible Net Worth" means, as applied to any Person, the Net Worth of such Person plus Subordinated Debt at the time in question, after deducting therefrom the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, Intellectual Property, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

     "Teller Account" means an account of Lender maintained for the purpose of receiving deposits and transfers of proceeds of Collateral (including without limitation deposits and transfers from the Blocked Collection Account) for application to the Obligations.

     "Termination Date" means the earlier of (a) August 31, 2000 or such later date to which the termination of the Revolving Credit Facility shall be extended pursuant to Section

2.5, and (b) the date on which all Secured Obligations shall have been irrevocably paid in full and the Revolving Credit Facility terminated.

     "Termination Event" means (a) a "Reportable Event" as defined in Section 4043(b) of ERISA, but excluding any such event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under
Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

     "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Texas.

     "Unfunded Vested Accrued Benefits" means, with respect to any Benefit Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Benefit Plan exceeds (b) the fair market value of all Benefit Plan assets allocable to such benefits, as determined using such reasonable actuarial assumptions and methods as are specified in the Schedule B (Actuarial Information) to the most recent Annual Report (Form 5500) filed with respect to such Benefit Plan.

     1.2 Other Referential Provisions.

          (a) All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

          (b) Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP including, without limitation, applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

          (c) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

          (d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

          (e) Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or subclause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

          (f) Each definition of a document in this Agreement shall include such document as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

          (g) Except where specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns permitted hereunder or under such Loan Document.

          (h) Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in the city in which the principal office of Lender is located.

          (i) Whenever the phrase "to the knowledge of Borrower" or words of similar import relating to the knowledge of Borrower are used herein, such phrase shall mean and refer to (i) the actual knowledge of the President or chief financial officer or (ii) the knowledge that such officers would have obtained if they had engaged in good faith in the diligent performance of their duties, including the making of such reasonable specific inquiries as may be necessary of the appropriate persons in a good faith attempt to ascertain the accuracy of the matter to which such phrase relates.

          (j) The terms accounts, chattel paper, documents, equipment, instruments, general intangibles and inventory, as and when used (without being capitalized) in this Agreement or the Security Documents, shall have the meanings given those terms in the UCC.

     1.3 Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.

                           REVOLVING CREDIT FACILITY

     2.1 Revolving Credit Loans. Upon the terms and subject to the conditions of, and in reliance upon the representations and warranties made under, this Agreement, Lender shall make Revolving Credit Loans to Borrower from time to time from the Effective Date to the Termination Date, as requested by Borrower in accordance with the terms of Section 2.2, in an aggregate principal amount outstanding not to exceed at any time the lesser of (a) the Revolving Credit Facility minus the Letter of Credit Reserve or (b) the Borrowing Base. It is expressly understood and agreed that Lender may and at present intends to use the lesser of the amounts referred to in the foregoing subclauses (a) and (b) as a maximum ceiling on Revolving

Credit Loans; provided, however, that it is agreed that should Revolving Credit Loans exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Secured Obligations and, as such, shall be entitled to all benefits thereof and security therefor. The principal amount of any Revolving Credit Loan which is repaid may be reborrowed by Borrower in accordance with the terms of this
Section 2.1. Lender is hereby authorized to record each repayment of principal of the Revolving Credit Loans in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

     2.2 Manner of Borrowing Revolving Credit Loans. Borrowings of the Revolving Credit Loans shall be made as follows:

          (a) Requests for Borrowing. A request for a borrowing shall be made, or shall be deemed to be made, in the following manner:

               (i) Borrower shall give Lender notice of each request for a Revolving Credit Loan, therein specifying the amount of the proposed borrowing and the proposed borrowing date, as provided herein. With respect to the Initial Loan, Borrower shall give Lender reasonable prior notice sufficient to allow Lender to confirm Borrower's compliance with the conditions required by Section 4.1. With respect to all subsequent Revolving Credit Loans, Borrower shall give notice to Lender prior to 11:00 a.m., Houston, Texas time on the proposed borrowing date. Any notice of a request for a Revolving Credit Loan which is received by Lender after 11:00 a.m., Houston, Texas time shall be deemed to be received on the next succeeding Business Day.

               (ii) whenever a check is presented to Lender for payment against the Controlled Disbursement Account in an amount greater than the then available balance in such account, such presentation shall be deemed to be a request for a borrowing on the date of such notice in an amount equal to the excess of such check over such available balance;

               (iii) If any Secured Obligation becomes due and payable at any time prior to the time otherwise provided by Section 2.3, or as required by Lender pursuant to Section 11.2, then Borrower shall be deemed to have requested Lender to make a Revolving Credit Loan in the amount of such Secured Obligation, and Lender in its sole discretion may make such Revolving Credit Loan, in which event such Secured Obligation shall be deemed paid and the amount thereof shall be included as a part of the Revolving Credit Loans (provided, however, that Lender shall have no obligation to make any such Revolving Credit Loan).

               (iv) pursuant to Section 2.6(b).

          (b) Disbursement of Loans. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each borrowing requested, or deemed to be requested, pursuant to this Section 2.2 as follows: (i) the proceeds of each borrowing requested under Section 2.2(a)(i) or (ii) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (A) in the case of the initial borrowing, in accordance with the terms of the letter from Borrower to Lender referred to in Section 4.1(a)(15), and (B) in the case of each subsequent borrowing, by credit to the Controlled Disbursement Account or to such other account as may be agreed upon by Borrower and Lender from time to time; and (ii) the proceeds of each borrowing requested under Section 2.2(a)(iii) or (iv) shall be disbursed by Lender by way of direct payment of the relevant principal, interest or other Secured Obligation, as the case may be.

     2.3 Repayment of Revolving Credit Loans. The Revolving Credit Loans will be repaid as follows: (a) the outstanding principal amount of all the Revolving Credit Loans is due and payable, and shall be repaid by Borrower in full together with accrued and unpaid interest on the amount repaid to the date of repayment, on the Termination Date; (b) if at any time the aggregate unpaid principal amount of the Revolving Credit Loans then outstanding exceeds the lesser of the amounts referred to in clauses (a) and (b) of Section 2.1, Borrower shall repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Loans by an amount equal to such excess, together with accrued and unpaid interest on the amount repaid to the date of repayment; and (c) Borrower hereby instructs Lender to repay the Revolving Credit Loans outstanding on any day in an amount equal to the amount received by Lender on such day pursuant to Section 7.1(e). Any repayments under this Section 2.3 shall be applied first in reduction of unpaid principal accruing interest according to the interest rate as prescribed by Section 3.1(a) and thereafter to unpaid principal, if any, accruing interest according to the LIBOR Contract Rate as provided by Section 3.1(b), in Lender's discretion. Except as results from application of proceeds of Receivables as provided by Section 7.1(e), prepayment of a Eurodollar Loan shall not be permitted without the prior written consent of Lender. Should any prepayment of a Eurodollar Loan, or any portion thereof, occur (whether as a result of applications under Section 7.1(e) or by consent of Lender, or otherwise), then within 15 days of Lender's request therefor, Borrower shall pay to Lender any loss or expense which Lender may incur or sustain as a result of any such prepayment. Lender's statement of the amount of such loss or expense, prepared in reasonable detail by Lender and presented to Borrower, shall be conclusive and binding for all purposes, absent manifest error, gross negligence or bad faith in computation. Calculation of such amounts shall be made as though Lender shall have actually funded or committed to fund the relevant Eurodollar Loan through the purchase of an underlying deposit in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the related Interest Period (provided, however, that it is understood that Lender may fund, or make provision for funding, any Eurodollar Loan in any manner as Lender may determine in its discretion).

     2.4 Note. Lender's Revolving Credit Loans and the obligation of Borrower to repay such Revolving Credit Loans shall also be evidenced by a single Note payable to the order of

Lender. Such Note shall be dated on or before the date of funding of the Initial Loan hereunder and be duly and validly executed and delivered by Borrower.

     2.5 Extension of Facility. If Borrower wishes to obtain an extension of the then effective Termination Date, Borrower shall provide Lender with a written notice to such effect not less than 60 days prior to the then effective Termination Date. Lender may, in its sole and absolute discretion, by written notice to Borrower extend the Revolving Credit Facility for a period of one year from the then effective Termination Date. In the event of any such extension, Borrower shall execute such documentation as Lender may request in order to evidence such extension and preserve and protect Lender's rights under the Loan Documents.

     2.6 Letters of Credit.

          (a) Upon the request of Borrower from time to time, Issuer shall in accordance with the provisions of this Section 2.6 issue one or more Letters of Credit up to an aggregate amount available to be drawn (plus the aggregate amount of unreimbursed drawings under all Letters of Credit) at any time not to exceed the Letter of Credit Facility; provided, that
     (1) all Letter of Credit Documents in connection with each Letter of Credit shall be satisfactory to Issuer in its sole discretion, (2) no Letter of Credit shall be issued if, after issuance thereof, the sum of the aggregate principal amount of Revolving Credit Loans outstanding, plus the aggregate amount available to be drawn under all Letters of Credit, plus the aggregate amount of any unreimbursed drawings under Letters of Credit, would exceed the lesser of (A) the Revolving Credit Facility and (B) the Borrowing Base plus the Letter of Credit Reserve, (3) each Letter of Credit shall be a standby letter of credit issued to a beneficiary and for a purpose acceptable to Lender in its sole discretion, and (4) no Letter of Credit shall have an initial term longer than one year or an expiration date later than the Termination Date.

          (b) Whenever a drawing is made under a Letter of Credit, unless Borrower otherwise promptly pays Issuer its reimbursement obligation therefor, Borrower shall be deemed to have irrevocably requested Lender to make a Revolving Credit Loan in the amount of such reimbursement obligation, and upon Lender's funding of such Revolving Credit Loan, such reimbursement obligation shall be deemed paid and the amount thereof shall be included as a part of the Revolving Credit Loans.

          (c) The issuance and negotiation of Letters of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (1993 Revision), as published in the International Chamber of Commerce Uniform Customs and Practices, Publication No. 500 or, at Lender's option, such other policies and practices as may be followed by Lender with respect to similar letters of credit at the time.

     2.7 Borrowing Base. The advance rates specified in this Agreement for determination of the Borrowing Base may be decreased from time to time based upon such considerations as Lender in good faith may deem appropriate in its reasonable discretion.

Advance rates from time to time used by Lender in calculating the Borrowing Base are for the sole purpose of determining the maximum amount of Revolving Credit Loans that may be outstanding from time to time under this Agreement, and shall not be evidentiary of or binding upon Lender with respect to the market value or liquidation value of any Collateral. Lender shall have the right at any time in its good faith discretion to establish a reserve in reduction of the Borrowing Base in respect of costs, expenses, liens, claims, contingencies or other potential factors which, in the event they should occur, could adversely affect or otherwise reduce the anticipated net amount of timely collections in payment of Eligible Receivables or the anticipated amount of proceeds which could be realized upon liquidation of Eligible Inventory. Funding of Revolving Credit Loans hereunder shall at all times remain subject to confirmation of existence and acceptability of Eligible Receivables and Eligible Inventory, and the Borrowing Base. Any request for a Revolving Credit Loan which, if funded, would exceed the Availability may be declined by Lender in its sole discretion without prior notice.

     ARTICLE 3 - GENERAL REVOLVING CREDIT LOAN PROVISIONS

     3.1 Interest.

          (a) Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Loan for each day from the day such Revolving Credit Loan is made until such Revolving Credit Loan is due (whether at maturity, by reason of acceleration or otherwise) at a rate per annum equal to the lesser of (i) the sum of the Prime Rate and the Applicable Margin or (ii) the Maximum Rate, payable monthly in arrears on the first day of each calendar month commencing August 1, 1997.

          (b) Subject to the terms and provisions of this Agreement, and in lieu of the interest rate otherwise applicable under Section 3.1(a), Borrower shall have the option to elect a rate per annum equal to the lesser of (i) the LIBOR Contract Rate or (H) the Maximum Rate as being applicable to any Revolving Credit Loan during any Interest Period, provided, that any such Eurodollar Loan shall be in the minimum amount of $500,000, and no more than five (5) separate Eurodollar Loans may exist in the aggregate at any one time. Borrower may make such election at any time by written notice, in form satisfactory to Lender, delivered to Lender no later than two (2) Eurodollar Business Days prior to the beginning of the Interest Period to which such election shall be applicable, therein stating (i) the Interest Period selected, and the date such Interest Period is. to begin, and (ii) the principal amount of the Revolving Credit Loan to be subject to such election. Any such written notice of election shall be irrevocable by Borrower. Accrued interest on the principal amount of each Eurodollar Loan shall be payable monthly in arrears on the first day of each calendar month and on the last day of the Interest Period applicable to such tranche. If, with respect to any election by Borrower under this Section 3.1(b), Lender determines that deposits in United States Dollars, in applicable amounts, are not being offered to Lender, or other major United States banks of comparable size to Lender, in the London interbank

     Eurodollar market for the applicable Interest Period, or Lender determines that the LIBOR Contract Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the applicable portion of the Eurodollar Loans relative to such election for such Interest Period, then at Lender's option, Lender may give notice to Borrower and thereby suspend Borrower's option to elect the LIBOR Contract Rate, pending any subsequent reinstatement in Lender's discretion, and with respect to any such election then applicable to any portion of the Eurodollar Loans, require that such portion either be repaid in full (in which event any amounts otherwise payable in the event of prepayment of a Eurodollar Loan as provided under Section 2.3 shall not be applicable) or converted to bear interest according to the interest rate provided in Section 3.1(a). All unpaid principal, if any, of Revolving Credit Loans with respect to which no such election is made, as provided herein, shall automatically be deemed to be subject to, and shall accrue interest at, the interest rate as provided by Section 3.1(a).

          (c) Borrower shall pay interest on the unpaid principal amount of each Secured Obligation other than a Revolving Credit Loan for each day from the day such Secured Obligation becomes due and payable until such Secured Obligation is paid at the rate per annum applicable to Revolving Credit Loans, payable on demand.

          (d) From and after the occurrence of an Event of Default, the unpaid principal amount of each Secured Obligation shall bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the Default Margin plus the rate otherwise in effect under Section 3.1(a), (b) or (c), payable on demand. The interest rate provided for in this Section 3.1(d) shall continue to accrue at such rate during any proceeding described in Section 11.1(g) or (h). It is agreed that any judgement entered by a court in favor of Lender against Borrower for payment of the Secured Obligations, or any part thereof, shall provide for post-judgment interest on the amount thereof at a rate equal to the Maximum Rate.

          (e) The interest rates provided for in Sections 3.1(a), (b) and (c) shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

          (f) It is not intended by Lender, and nothing contained in this Agreement or the Note shall be deemed, to establish or require the payment of a rate of interest in excess of the Maximum Rate. If, in any month, the Effective Interest Rate, absent such limitation, would have exceeded the Maximum Rate, then the Effective Interest Rate for that month shall be the Maximum Rate, and if, in future months, the Effective Interest Rate would otherwise be less than the Maximum Rate, then the Effective Interest Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In this connection, in the event that, upon payment in full of the Secured Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued if the Effective Interest Rate had at all times been in effect, then

     Borrower shall, to the extent permitted by applicable law, pay to Lender an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued had the Effective Interest Rate, at all times, been in effect, and
     (ii) the amount of interest actually paid or accrued under this Agreement. In the event Lender receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the principal balance of the applicable Secured Obligation, and, if no such principal is then outstanding, such excess or part thereof remaining shall be paid to Borrower.

     3.2 Fees. Subject in all respects to the provisions of Section 12.19, Borrower agrees as follows:

          (a) Closing Fee. On the Effective Date, Borrower shall pay to Lender a closing fee in the amount of $60,000 in connection with the establishment of the Revolving Credit Facility and in consideration of the making of Revolving Credit Loans under this Agreement and in order to compensate Lender for the costs associated with structuring, processing, approving and closing the Revolving Credit Facility and the Revolving Credit Loans, but excluding expenses for which Borrower has agreed elsewhere in this Agreement to reimburse Lender.

          (b) Administration Fee. For services performed by Lender in connection with its continuing administration hereof, Borrower shall pay to Lender a fee of $4,200 per quarter, payable quarterly in arrears on the last day of December, March, June and September, commencing on September 30, 1997 and continuing so long as any Revolving Credit Loan shall remain outstanding or the Revolving Credit Facility shall not have been terminated.

          (c) Letter of Credit Fees. As consideration for the issuance by Lender of a Letter of Credit, Borrower agrees to pay to Lender all applicable Letter of Credit Fees. Such fees shall be payable to Lender in advance on the date of issuance of each Letter of Credit and shall be calculated according to the face amount of such Letter of Credit based on its stated term. Letter of Credit Fees shall be as follows: one and one-half percent (1.5%) per annum of the face amount of each Letter of Credit subject to payment of Lender's applicable minimum fee for issuance of letters of credit. Such fees shall be payable to Lender in advance on the date of issuance of each Letter of Credit and shall be calculated according to the face amount of such Letter of Credit based on its stated term.

          (d) General. All fees shall be fully earned by Lender when due and payable and, except as otherwise set forth herein, shall not be subject to refund or rebate. All fees are for compensation for services and are not, and shall not be deemed to be, interest or a charge for the use of money.

     3.3 Manner Of Payment.

          (a) Each payment (including prepayments) by Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee or other amounts payable to Lender under this Agreement or the Note shall be made not later than [1:30 p.m.], Dallas, Texas time on the date specified for payment under this Agreement (or if such day is not a Business Day, the next succeeding Business Day) to Lender at Lender's Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

          (b) Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Secured Obligations which are not paid when due.

     3.4 Statements Of Account. Lender will account to Borrower within 30 days after the end of each calendar month with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement during such calendar month, and such account rendered by Lender shall be deemed an account stated as between Borrower and Lender and shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within 60 days after the date such account is delivered to Borrower, save for manifest error. Any such notice shall be deemed an objection only to those items specifically objected to therein. Failure of Lender to render such account shall in no way affect its rights hereunder.

     3.5 Termination Of Agreement.

          (a) Termination Date. The amount of the Revolving Credit Facility shall be automatically reduced to zero on the Termination Date.

          (b) Termination of Agreement. Borrower shall have the right, at any time, to terminate this Agreement upon not less than 60 Business Days' prior written notice to Lender of Borrower's intention to terminate this Agreement, which notice shall specify the effective date of such termination. On the date specified in such notice, such termination shall be effected; PROVIDED, HOWEVER, that Borrower shall, on or prior to such day, pay to Lender, in same day funds, an amount equal to the aggregate amount of all Revolving Credit Loans outstanding on such date, together with accrued interest thereon, all fees payable pursuant to SECTION 3.2 accrued from the date last paid through the effective date of termination, any amounts payable to Lender pursuant to the other provisions of this Agreement, including, without limitation, SECTIONS 11.2, 12.12 and 12.13, any and all other Secured Obligations then outstanding, an amount equal to the Letter of Credit Reserve to be held by Lender as cash collateral security for the payment of and to be applied to the payment of any amounts which may thereafter become due with respect to any Letter of Credit, provide Lender with an indemnification agreement in form and substance satisfactory to Lender with respect to returned and dishonored items and such other matters as Lender shall require and, if the termination occurs prior to the Termination Date in effect at such time, an early termination fee computed as follows: (A) three percent (3.0%) of the amount of the Revolving Credit Facility if such termination occurs prior to August 31, 1998, (B) two percent (2.0%) of the amount of the Revolving Credit Facility if such termination occurs after August 31, 1998 but prior to August 31, 1999, and (C) the greater of $90,000 or one-half of one percent (0.5%) of the amount of the Revolving Credit Facility if such termination occurs after August 31, 1999 and prior to the Termination Date. No early termination fee will apply if the termination is financed by another division of Lender.

     3.6 Increased Costs and Reduced Returns. Borrower agrees that if any law now or hereafter in effect and whether or not presently applicable to Lender or any request, guideline or directive of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or the interpretation or administration thereof by any Governmental Authority, shall either (a)(i) impose, affect, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against any Revolving Credit Loan, (ii) impose on Lender any other condition regarding any Revolving Credit Loan, this Agreement, the Note or the facilities provided hereunder, or (iii) result in any requirement regarding capital adequacy (including any risk-based capital guidelines) affecting. Lender being imposed or modified or deemed applicable to Lender or (b) subject Lender to any taxes on the recording, registration, notarization or other formalization of the Revolving Credit Loans or the Note, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to Lender of making, funding or maintaining any Revolving Credit Loan or to reduce the amount of any sum receivable by Lender or Lender's rate of return on capital with respect to any Revolving Credit Loan to a level below that which Lender could have achieved but for such imposition, modification or deemed applicability (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender (in the exercise of its good faith discretion) to be material, then, upon demand by Lender, Borrower shall immediately pay to Lender additional amounts which shall be sufficient to compensate Lender for such increased cost, tax or reduced rate of return. A certificate of Lender to Borrower claiming compensation under this SECTION 3.6 shall be final, conclusive and binding on all parties for all purposes in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution methods.

                        ARTICLE 4 - CONDITIONS PRECEDENT

     4.1 Conditions Precedent To Initial Loan. Notwithstanding any other provision of this Agreement, Lender's obligation to make the Initial Loan is subject to the fulfillment of each of the following conditions prior to or contemporaneously with the making of such Revolving Credit Loan:

          (a) Closing Documents. Lender shall have received each of the following documents, all of which shall be satisfactory in form and substance to Lender and its counsel:

               (1) this Agreement, duly executed and delivered by Borrower;

               (2) the Note, dated the Effective Date and duly executed and delivered by Borrower;

               (3) the Guaranty Agreements, each dated the Effective Date and duly executed and delivered by each Guarantor;

               (4) the Contribution and Indemnification Agreement;

               (5) certified copies of the articles of incorporation and by-laws of Borrower and each Guarantor as in effect on the Effective Date;

               (6) certified copies of all corporate action, including stockholder approval, if necessary, taken by Borrower and each Guarantor to authorize the execution, delivery and performance of each of the Loan Documents to which such Person is a party and, with respect to the Borrower, the borrowings under this Agreement;

               (7) certificates of incumbency and specimen signatures with respect to each of the officers of Borrower and such Guarantor who is authorized to execute and deliver each of the Loan Documents on behalf of such Person or any document, certificate or instrument to be delivered in connection with such Loan Documents and, with respect to the Borrower, to request borrowings under this Agreement;

               (8) a certificate evidencing the good standing of Borrower and each Guarantor in the jurisdiction of its incorporation and in each other jurisdiction in which it is qualified as a foreign corporation to transact business;

               (9) any necessary new Financing Statements and any necessary modifications or amendments to existing Financing Statements duly executed and delivered by Borrower and certain Guarantors, and evidence satisfactory to Lender that such Financing Statements or amendments to the Financing Statements have been filed in each jurisdiction where such filing may be necessary or appropriate to perfect the Security Interest;

               (10) any necessary modifications to existing subordination and intercreditor agreements, which shall be satisfactory to Lender, in its discretion;

               (11) landlord's waiver and consent agreements duly executed on behalf of each landlord of real property on which any Collateral is located;

               (12) mortgagee's waiver and consent agreements duly executed on behalf of each mortgagee of real property on which any Collateral is located;

               (13) a Schedule of Inventory and a Schedule of Receivables, each prepared as of a recent date;

               (14) certificates or binders of insurance relating to each of the policies of insurance covering any of the Collateral together with loss payable clauses which comply with the terms of Section 7.9(b).

               (15) such Agency Account Agreements as shall be required by Lender duly executed by the applicable Clearing Bank and Borrower;

               (16) a Borrowing Base Certificate satisfactory to Lender duly executed and delivered by the chief financial officer of Borrower;

               (17) a letter from Borrower to Lender requesting the Initial Loan and specifying the method of disbursement;

               (18) copies of all the financial statements referred to in
          Section 5.1(m) and meeting the requirements thereof;

               (19) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries prepared by Borrower on a pro forma basis, giving effect to the transactions contemplated by this Agreement and setting forth the assumptions on which such balance sheet was prepared, together with a restatement, to the extent necessary, of such balance sheet to reflect the fair saleable value of the assets of Borrower and its Subsidiaries; forecasted consolidated financial statements consisting of balance sheets, cash flow statements and income statements of Borrower, giving effect to the transactions contemplated by this Agreement and reflecting projected borrowings hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, and prepared on a monthly basis for the first 12 months, and such other evidence as Lender shall require supporting the representation and warranty of Borrower set forth in Section 5.1(r);

               (20) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended February 28, 1997, consisting of balance sheets, statements of income, expenses and retained earnings and statements of cash flow, which financial statements shall reflect no material adverse change since the draft copy delivered to Lender.

               (21) a certificate of the President of Borrower stating that, to the best of his knowledge and based on an examination sufficient to enable him to make an informed statement, (a) all of the representations and warranties made or deemed to be made under this Agreement are true and correct as of the Effective Date, both with and without giving effect to the Revolving Credit Loans to be made at such time and the application of the proceeds thereof, and (b) no Default or Event of Default exists;

               (22) a signed opinion of Robert D. Remy, counsel for Borrower and the Guarantors, and such local counsel as Lender shall deem necessary or desirable, opining as to such matters in connection with this Agreement as Lender or its counsel may reasonably request; and

               (23) copies of each of the other Loan Documents duly executed by the parties thereto with evidence satisfactory to Lender and its counsel of the due authorization, binding effect and enforceability of each such Loan Document on each such party and such other documents and instruments as Lender may reasonably request.

               (24) a Pledge Agreement duly executed and accompanied by original stock certificates and stock powers executed in blank for ACR Supply, Inc., Total Supply, Inc. and Heating and Cooling Supply, Inc. and other Subsidiaries as they become available.

          (b) Field Audit. Lender shall have completed a field audit of the Borrower's and the Guarantors' operations, the results of which shall be satisfactory to Lender.

          (c) No Injunctions, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit or to obtain substantial damages in respect of or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

          (d) Material Adverse Change. As of the Effective Date, there shall not have occurred any change which, in Lender's sole discretion, has had or may have a Materially Adverse Effect as compared to the condition of Borrower and its Subsidiaries as a whole presented to Lender by the most recent audited consolidated financial statements of Borrower and its Subsidiaries described in Section 5.1(m) and such other financial and operating information delivered to Lender.

          (e) Solvency. Lender shall have received evidence satisfactory to it that, after giving effect to the Initial Loan (i) Borrower and each Guarantor has assets (excluding goodwill and other intangible assets not capable of valuation) having value, both at fair value and at present fair saleable value, greater than the amount of its liabilities, and (ii) Borrower's and each Guarantor's assets are sufficient in value to provide Borrower or such Guarantor with sufficient working capital to enable it profitably to operate its business and to meet its obligations as they become due, and (iii) Borrower and each Guarantor has adequate capital to conduct the business in which it is and proposes to be engaged.

          (f) Security Interests. Lender shall have received evidence satisfactory to it of (i) the release and termination of all Liens other than Permitted Liens and (ii) of Lender's first priority perfected Lien in the Collateral.

          (g) Payment of Costs and Expenses. Borrower shall have paid all costs and expenses, including without limitation, reasonable attorneys fees, incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents.

     4.2 All Loans. At the time of making of each Loan, including the Initial
Loan:

          (a) all of the representations and warranties made or deemed to be made under this Agreement shall be true and correct at such time both with and without giving effect to the Revolving Credit Loans to be made at such time and the application of the proceeds thereof, except that representations and warranties which, by their terms, are applicable only to the Effective Date shall be required to be true and correct only as of the Effective Date,

          (b) no Default or Event of Default shall have occurred and be continuing, or shall result from such Revolving Credit Loan, and no other event or condition which would be the subject of a required notice under any of subparagraphs (c), (d) or (e) of Section 9.4 shall be in existence,

          (c) the corporate actions of Borrower referred to in Section 4.1(a)(4) shall remain in full force and effect and the incumbency of officers shall be as stated in the certificates of incumbency delivered pursuant to Section 4.1(a)(5) or as subsequently modified and reflected in a certificate of incumbency delivered to Lender, and

          (d) Lender may, without waiving any condition, consider the conditions specified in subparagraphs (a), (b) and (c) of this Section 4.2 fulfilled and a representation by Borrower to such effect made if no written notice to the contrary is received by Lender from Borrower prior to the making of the Revolving Credit Loans then to be made.

            ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BORROWER

     5.1 Representations and Warranties. Borrower represents and warrants to Lender as follows:

          (a) Organization; Power; Qualification. Borrower and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which failure to be so qualified and authorized would have a Materially Adverse Effect. The jurisdictions in which Borrower and each of its Subsidiaries is qualified to do business as a foreign corporation are listed on
     Schedule 5.1(a).

          (b) Subsidiaries and Ownership of Borrower. Borrower has no Subsidiaries except those which are listed on Schedule 5.1(b). The outstanding stock of Borrower has been duly and validly issued and is fully paid and nonassessable.

          (c) Authorization of Agreement, Note, Loan Documents and Borrowing. Borrower and each Guarantor have the right and power and has taken all necessary action to authorize such Person to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and, with respect to the Borrower, to borrow hereunder. Each of the Loan Documents have been duly executed and delivered by the duly authorized officers of Borrower or such Guarantor, as applicable, and each is, or when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of Borrower or such Guarantor, as applicable, enforceable in accordance with its terms.

          (d) Compliance of Agreement, Note, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance of the other Documents in accordance with their respective terms and, the borrowings hereunder do not and will not, by the passage of time, the giving of notice or otherwise,

               (i) require any Governmental Approval or violate any applicable law relating to Borrower, any Guarantor or any of the Borrower's or any Guarantor's Affiliates,

               (ii) conflict with, result in a breach of or constitute a default under (A) the articles or certificate of incorporation or by-laws of Borrower or any Guarantor, (B) any indenture, agreement or other instrument to which Borrower or any Guarantor is a party or by which any of its property may be bound or (C) any Governmental Approval relating to Borrower or any Guarantor, or,

               (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any Guarantor other than the Security Interest.

          (e) Business. Borrower and each of its Subsidiaries are engaged principally in the business described on Schedule 5.1(e).

          (f) Compliance with Law: Governmental Approvals. Except as set forth in Schedule 5.1(f), each of Borrower and each of its Subsidiaries (i) has all Governmental Approvals, including permits relating to federal, state and local Environmental Laws, ordinances and regulations required by any applicable law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of Borrower or such Subsidiary, as applicable, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable laws relating to it, including, without being limited to, all Environmental Laws and all occupational health and safety laws applicable to Borrower or such Subsidiary or its properties, except for instances of noncompliance which would not, singly or in the aggregate, cause a Default or Event of Default or have a Materially Adverse Effect and in respect of which adequate reserves have been established on the books of Borrower or such Subsidiary, as applicable.

          (g) Titles to Properties. Except as set forth in Schedule 5.1(g), each of Borrower and each of its Subsidiaries has valid and legal title to or a valid leasehold interest in all personal property and assets used in or necessary to the conduct of Borrower's or such Subsidiary's business, as applicable, including, but not limited to, those reflected on the consolidated balance sheet of Borrower and its Subsidiaries delivered pursuant to Section 5.1(m)(ii).

          (h) Liens. Except as set forth in Schedule 5.1(h), none of the properties and assets of Borrower or any Subsidiary of Borrower is subject to any Lien, except Permitted Liens. Other than the Financing Statements, no financing statement under the Uniform Commercial Code of any state which names Borrower or any Subsidiary of Borrower as debtor and which has not been terminated has been filed in any state or other jurisdiction, and Borrower or such Subsidiary, as applicable, has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens listed in Schedule 5.1(h) and Permitted Liens.

          (i) Indebtedness and Guaranties. Set forth on Schedule 5.1(i) is a complete and correct listing of all of Borrower's and each of its Subsidiaries Indebtedness for Money Borrowed. Set forth on Schedule 10.3 is a complete and correct listing of all Guaranties. Neither Borrower nor any Subsidiary of Borrower is in default of any material provision of any agreement evidencing or relating to such any such Indebtedness or Guaranty.

          (j) Litigation. Except as set forth on Schedule 5.10(j), there are no actions, suits or proceedings pending (nor, to the knowledge of Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting Borrower or any Subsidiary of Borrower or any of its or any Subsidiary's property in any court or before any arbitrator of any kind or before or by any governmental body.

          (k) Tax Return and Payments. Except as set forth on Schedule
     5.1(k), all United States federal, state and local and foreign national, provincial and local and all other tax returns of Borrower and each of its Subsidiaries required by applicable law to be filed have been duly filed, and all United States federal, state and local and foreign national, provincial and local and all other taxes, assessments and other governmental charges or levies upon Borrower or any Subsidiary of Borrower and its property, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.4. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of United States federal, state and local taxes and foreign national, provincial and local taxes for all fiscal years and portions thereof since the organization of Borrower or such Subsidiary, as applicable are in the judgment of Borrower adequate, and neither Borrower nor such Subsidiary, as applicable knows of any reason to anticipate any additional assessments for any of such years which, singly or in the aggregate, might have a Materially Adverse Effect.

          (1) Burdensome Provisions. Neither Borrower nor any of its Subsidiaries is a party to any indenture, agreement, lease or other instrument, or subject to any charter or corporate restriction, Governmental Approval or applicable law, compliance with the terms of which might have a Materially Adverse Effect.

          (m) Financial Statements. Borrower has furnished to Lender a copy of
     (i) the consolidated and consolidating audited balance sheet of Borrower and its Subsidiaries as at February 28, 1997, and the related statements of income, cash flow and retained earnings for the twelve-month period then ended and (ii) the consolidated and consolidating unaudited balance sheet of Borrower and its Subsidiaries as at June 30, 1997, and the related statement of income for the four-month period then ended. Such financial statements are complete and correct and present fairly and in all material respects in accordance with GAAP, the consolidated financial position of Borrower and its Subsidiaries as at the dates thereof and the results of operations of Borrower and its Subsidiaries for the periods then ended. Except as disclosed or reflected in such financial statements, neither Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there were no material unrealized or anticipated losses of Borrower or any of its Subsidiaries.

          (n) Adverse Change. Since the date of the financial statements described in clause (i) of Section 5.1(m), (i) no change in the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower has occurred that has had, or may have, a Materially Adverse Effect, and (ii) no event has occurred or failed to occur which has had, or may have, a Materially Adverse Effect.

          (o) Erisa. Neither Borrower nor any of its Subsidiaries nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1(o). Each Benefit Plan is in substantial compliance with ERISA, and neither Borrower nor any of its Subsidiaries nor any Related Company has received any notice asserting that a Benefit Plan is not in compliance with ERISA. No material liability to the PBGC or to a Multiemployer Plan has been, or is expected by Borrower to be, incurred by Borrower or any of its Subsidiaries or any Related Company.

          (p) Absence Of Defaults. Neither Borrower nor any of its Subsidiaries is in default under its articles or certificate of incorporation or by-laws, and no event or condition has occurred or exists which has not been remedied, cured or waived (i) that constitutes a Default or an Event of Default or (ii) that constitutes or that, with the passage of time or giving of notice, or both, would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) or judgment, decree or order to which Borrower or such Subsidiary, as applicable, is a party or by which Borrower or such Subsidiary, as applicable, or any of its properties may be bound or which would require Borrower or such Subsidiary, as applicable, to make any payment thereunder prior to the scheduled maturity date therefor.

          (q) Accuracy and Completeness of Information. Borrower has disclosed to Lender all material facts known to Borrower concerning the consolidated financial condition and business operations of Borrower and its Subsidiaries. All written information, reports and other papers and data produced by or on behalf of Borrower and furnished to Lender were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No fact is known to Borrower which has had, or may in the future have (so far as Borrower can foresee), a Materially Adverse Effect which has not been set forth in the financial statements or disclosure delivered prior to the Effective Date, in each case referred to in Section 5.1(m), or in such written information, reports or other papers or data or otherwise disclosed in writing to Lender prior to the Effective Date. No document furnished or written statement made to Lender by Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Borrower or any of its Subsidiaries or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

          (r) Solvency. In each case after giving effect to the Indebtedness represented by the Revolving Credit Loans outstanding and to be incurred and the transactions contemplated by this Agreement, Borrower and each of its Subsidiaries are solvent, having assets of a fair value which exceeds the amount required to pay its respective debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and each of Borrower and each of its Subsidiaries are able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

          (s) Status of Receivables. Each Receivable reflected in the computations included in any Borrowing Base Certificate meets the criteria enumerated in clauses (a) through (o) of the definition of Eligible Receivables, except as disclosed in such Borrowing Base Certificate or as disclosed in a timely manner in a subsequent Borrowing Base Certificate or otherwise in writing to Lender.

          (t) Chief Executive Office. The chief executive office of Borrower and each of its Subsidiaries and the books and records relating to the Receivables are located at the address or addresses set forth on Schedule 5.1(t); except as set forth Schedule 5.1(t), neither Borrower nor any of its Subsidiaries has maintained its chief executive office or the books and records relating to any Receivables at any other address at any time during the five years immediately preceding the Agreement Date.

          (u) Status of Inventory. All Inventory included in any Borrowing Base Certificate delivered to Lender pursuant to Section 7.14(d) meets the criteria enumerated in clauses (a) through (g) of the definition of Eligible Inventory, except as disclosed in such Borrowing Base Certificate or in a subsequent Borrowing Base Certificate or as otherwise specifically disclosed in writing to Lender. All Inventory is in good condition, meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such goods, their use or sale, and is currently either usable or saleable in the normal course of Borrower's or such Subsidiary's business, as applicable, except to the extent reserved against in the financial statements delivered pursuant to
     Article 9 or as disclosed on a Schedule of Inventory delivered to Lender pursuant to Section 7.14(b). Set forth on Schedule 5.1(u) is the (i) address (including street, city, county and state) of each facility at which Inventory is located, (ii) the approximate quantity in Dollars of the Inventory customarily located at each such facility, and (iii) if the facility is leased or is a third party warehouse or processor location, the name of the landlord or such third party warehouseman or processor. All Inventory is located on the premises set forth on Schedule 5.1(u) or is in transit to one of such locations, except as otherwise disclosed in writing to Lender.

          (v) Corporate and Fictitious Names; Trade Names. Except as otherwise disclosed on Schedule 5.1(v), during the one-year period preceding the Agreement Date, neither Borrower nor any Subsidiary of Borrower has been known as or used any corporate or fictitious name other than the corporate name of Borrower or such Subsidiary, as applicable, on the Effective Date. All trade names or styles under which Borrower, or such Subsidiary, as applicable, sells Inventory or creates Receivables, or to which instruments in payment of Receivables are made payable, are listed on
     Schedule 5.1(v).

          (w) Federal Regulations. Neither Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each of the quoted terms is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System).

          (x) Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

          (y) Employee Relations. Neither Borrower nor any of its Subsidiaries is, except as set forth on Schedule 5.1(y), party to any collective bargaining agreement nor has any labor union been recognized as the representative of Borrower's or any Subsidiary's employees; Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other labor disputes involving its employees or those of its Subsidiaries.

          (z) Intellectual Property. Each of Borrower and each of its Subsidiaries owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, conflict with the rights of others, and Schedule 5.1(z) lists all Intellectual Property owned by Borrower and its Subsidiaries.

     5.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article 5 and all statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower pursuant to or in connection with this Agreement or any of the Loan Documents (including, but not limited to, any such representation, warranty or statement made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Agreement Date, at and as of the Effective Date and at and as of the date of each Loan, except that representations and warranties which, by their terms are applicable only to one such date shall be deemed to be made only at and as of such date. All representations and warranties made or deemed to be made under this Agreement shall survive and not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of Lender or any borrowing hereunder.

                         ARTICLE 6 - SECURITY INTEREST

     6.1 Security Interest.

          (a) To secure the payment, observance and performance of the Secured Obligations, Borrower and each Guarantor hereby mortgages, pledges and assigns all of the Collateral owned by Borrower and each Guarantor to Lender for itself and as agent for any Affiliate of Lender and grants to Lender for itself and as agent for any Affiliate of Lender a continuing security interest in, and a continuing Lien upon, all of the Collateral.

          (b) As additional security for all of the Secured Obligations, Borrower and each Guarantor grants to Lender for itself and as agent for any Affiliate of Lender a security interest in, and assigns to Lender for itself and as agent for any Affiliate of Lender all of Borrower's and Guarantor's right, title and interest in and to, any deposits or other sums at any time credited by or due from Lender and each Affiliate of Lender to Borrower, with the same rights therein as if the deposits or other sums were credited by or due from Lender.

          (c) As security for the reimbursement and other obligations relating to Letters of Credit, Borrower and each Guarantor grants to Issuer for itself and as agent for any affiliate of Issuer a continuing security interest in, and a continuing Lien upon all of the Collateral.

     6.2 Existing Liens to Continue. Borrower and each Guarantor hereby acknowledge, agree and confirm that Liens previously granted to Lender shall continue and survive the execution and delivery of this Agreement, and all of the rights granted to the Lender pursuant to the Security Documents shall also continue and survive the execution and delivery of this Agreement and the other Loan Documents executed in connection herewith; provided, however, that, to the extent there is any conflict, of whatever nature, between the conditions, terms and provisions of the Existing Borrower Security Agreement, the Existing Guarantor Security Agreements and this Agreement, this Agreement shall govern, prevail and control any such conflict or inconsistency.

     6.3 Continued Priority of Security Interest.

          (a) The Security Interest granted by Borrower and each Guarantor shall at all times be valid, perfected and enforceable against Borrower and each Guarantor and all third parties in accordance with the terms of this Agreement, as security for the Secured Obligations, and the Collateral shall not at any time be subject to any Liens that are prior to, on a parity with or junior to the Security Interest, other than Permitted Liens.

          (b) Borrower and each Guarantor shall, at its sole cost and expense, take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Security Interest in the Collateral in conformity with the requirements of
     Section 6.2(a) or to enable Lender to exercise or enforce its rights hereunder, including, but not limited to: (i) paying all taxes, assessments and other claims lawfully levied or assessed on any of the Collateral, except to the extent that such taxes, assessments and other claims constitute Permitted Liens, (ii) diligently seeking to obtain, after the Agreement Date, obtaining and delivering to Lender such landlords waivers, mortgagees waivers or mechanics lien waivers, or subordinations, in form satisfactory to Lender, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking in such manner as Lender may specify, any and all chattel paper, instruments, letters and advices of guaranty and documents evidencing or forming a part of the Collateral, and
     (iv) executing and delivering financing statements, pledges, designations, hypothecations, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of the Security Interest under the UCC or other applicable law.

          (c) Lender is hereby authorized to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of Borrower or such Guarantor for any purpose described in
     Section 6.3(b). A carbon, photographic or other reproduction of this Agreement or of any of the Security Documents or of any. financing statement filed in connection with this Agreement is sufficient as a financing statement, to the extent permitted by applicable law.

          (d) Borrower and each Guarantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Security Interest and shall cause its financial statements to reflect the Security Interest.

                        ARTICLE 7 - COLLATERAL COVENANTS

     Until the Revolving Credit Facility has been terminated and all the Secured Obligations have been indefeasibly paid in full, unless Lender shall otherwise consent in the manner provided in Section 12.11:

     7.1 Collection of Receivables.

          (a) Unless otherwise agreed between Borrower or such Guarantor and the Lender and except as otherwise allowed by Section 7.1(d), Borrower and each Guarantor will cause all moneys, checks, notes, drafts and other collections and proceeds of Receivables to be forwarded either to a Lockbox for deposit to an Agency Account or to a Blocked Collection Account, and will instruct each Account Debtor to address all remittances in payment of Receivables to a specified Lockbox and stamp all invoices evidencing Receivables with a legend stating that payment thereon is to be made to the Borrower or such Guarantor, as applicable, at such specified Lockbox.

          (b) All moneys, checks, notes, drafts and other payments relating to or constituting proceeds of Receivables, or of any other Collateral, at any time coming into the Borrower's or any Guarantor's possession or control shall be subject to an express trust in favor of the Lender and promptly deposited to an Agency Account or the Teller Account or delivered directly to the Lender for deposit to the Teller Account.

          (c) All deposits to the Blocked Collection Account shall be transferred daily for deposit to the Teller Account. All deposits to each Agency Account shall be transmitted to the Lender for deposit to the Teller Account in accordance with the procedures set forth in the applicable Agency Account Agreement.

          (d) At Borrower's or any Guarantor's option, Borrower or such Guarantor may allow any Account Debtor to make payment on any Receivables by deposit directly to the Teller Account, for the account of Borrower, by wire or electronic transfer or other immediately available cash equivalent, with contemporaneous notice thereof to the Lender.

          (e) All deposits to the Teller Account shall be applied in payment of the Secured Obligations pursuant to Section 2.3(c), as follows:

               (i) All checks, drafts and similar non-cash items deposited to the Teller Account shall be deemed subject to a collection period of two (2) Business Days prior to application to the Secured Obligations, at which time credit shall be provisional unless and until such items are actually collected, provided, that for the sole purpose of calculating the amount that may be borrowed and remain outstanding from time to time under the Revolving Credit Facility, such items shall be assumed to be applied in reduction of the Secured Obligations as of the Business Day of deposit thereof to the Teller Account.

               (ii) All deposits to the Teller Account consisting of cash, wire or electronic transfers or other immediately available cash equivalents transferred from an Agency account as contemplated by
          Section 7.1(c) shall be deemed received and applied to the Secured Obligations as of the Business Day of deposit thereof to the Teller Account. Any and all other deposits consisting of cash, wire or electronic transfers or other immediately available cash equivalents (including any such deposits received directly from an Account Debtor as provided in Section 7.1(d)), shall be deemed received and applied as of the later of the Business Day of deposit thereof to the Teller Account or notification of such deposit to the Lender by the Borrower, such Guarantor, or such Account Debtor.

          (f) Any excess of amounts available for application to the Secured Obligations under Section 7.1(b), Section 7.1(c) or Section 7.1(d) at any time existing shall be held by the Lender in a segregated cash collateral account designated by the Lender, as continuing security for the Secured Obligations or, upon request by the Borrower or any

     Guarantor during any time when no Default or Event of Default is in existence, deposited to the Controlled Disbursement Account.

          (g) Neither Borrower nor any Guarantor will use, dispose, withhold or otherwise exercise dominion over any proceeds of Receivables. Borrower and each Guarantor agrees that it will not commingle proceeds of Receivables with any other funds, and that no deposits will be made to the Blocked Collection Account or any Agency Account other than collections and proceeds of Receivables or proceeds of other Collateral. All amounts from time to time deposited to the Blocked Collection Account or any Agency Account shall remain subject to Lender's security interests under this Agreement.

     7.2 Verification And Notification. Lender shall have the right (a) at any time and from time to time, in the name of Lender or in the name of Borrower or the applicable Guarantor, to verify the validity, amount or any other matter relating to any Receivables by mail, telephone, telegraph or otherwise, and (b) after an Event of Default, to notify the Account Debtors or obligors under any Receivables of the assignment of such Receivables to Lender and to direct such Account Debtor or obligors to make payment of all amounts due or to become due thereunder directly to Lender and, upon such notification and at the expense of Borrower or such Guarantor, to enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower or such Guarantor might have done.

     7.3 Disputes, Returns and Adjustments.

          (a) Borrower and each Guarantor shall provide Lender with prompt written notice of any dispute in excess of $50,000 under any Receivable.

          (b) Borrower and each Guarantor shall notify Lender promptly of all material returns and credits in excess of $25,000 in respect of any Receivable, which notice shall specify the Receivables affected.

          (c) Borrower and each Guarantor may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any Receivable or compromise, compound or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon; provided that (i) with respect to all Receivables in any fiscal year of Borrower, any and all such actions do not exceed the balance in the allowance for doubtful account reserve, and
     (ii) Lender is notified at least quarterly in writing of all such adjustments and the Receivable(s) affected thereby.

     7.4 Invoices.

          (a) Neither Borrower nor any Guarantor will use any invoices except invoices in the forms delivered to Lender prior to the Agreement Date, unless Borrower or such Guarantor shall have given Lender 45 days' prior notice of the intended use of a different form of invoice together with a copy of such different form.

          (b) Upon the request of Lender, Borrower or any Guarantor shall deliver to Lender, at Borrower's or such Guarantor's expense, copies of customers' invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers' statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to Receivables and such other documents and information relating to the Receivables as Lender shall specify.

     7.5 Delivery of InstrumentS. In the event any Receivable in an amount in excess of $50,000 is, or Receivables in excess of $100,000 in the aggregate are, at any time evidenced by a promissory note or notes, trade acceptance or any other instrument for the payment of money, Borrower or the applicable Guarantor will immediately notify Lender and, if directed, thereafter deliver such instruments to Lender, appropriately endorsed to Lender.

     7.6 Inventory. Borrower and each Guarantor represent and warrant to Lender that all Inventory shall be held for sale in the ordinary course of Borrower's or such Guarantor's business, and is and will be fit for such purpose. Borrower and each Guarantor will keep its Inventory in good and marketable condition, at its own expense. Borrower and each Guarantor will maintain a perpetual inventory system at all times and will conduct a physical count of its Inventory at least once per calendar year and at Lender's request shall promptly supply Lender with a copy of such count. No negotiable documents have been issued in respect of Borrower's or any Guarantor's Inventory, and except for bills of lading covering Inventory shipped to a purchaser in the ordinary course of business, none shall be issued without prior written notice to Lender and, at Lender's request, completion of arrangements satisfactory to Lender for possession of such negotiable documents to be delivered to Lender. Except as disclosed on Schedule 7.6 - Inventory Exceptions: (i) no Inventory is held by Borrower or any Guarantor on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis, or has been sold or delivered to any Person on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis, and (ii) neither Borrower nor any Guarantor will acquire or accept any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis and will not sell any Inventory on consignment or approval, or on a sale or return, bill-and-hold, guaranteed sale, repurchase or similar basis without the prior written consent of Lender. All cash receipts, if any, from time to time received by Borrower or any Guarantor in respect of the sale of Inventory, including without limitation cash, checks or similar items, shall be subject to an express trust for the benefit of Lender and promptly delivered to Lender in the form received for application in reduction of the Secured Obligations.

     7.7 Returned Goods. The Security Interest in the Inventory shall, without further act, attach to the cash and non-cash proceeds resulting from the sale or other disposition thereof and to all Inventory which is returned to Borrower or any Guarantor by customers or is otherwise recovered. Unless Lender agrees otherwise: (i) neither Borrower nor any Guarantor shall issue any credits or allowances with respect to such returned Inventory, and (ii) all such returned Inventory shall be segregated from all other Inventory, and shall not be reported as Eligible Inventory, unless and until it is demonstrated to Lender's satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Lender, the amount of Receivables relating to all returned Inventory shall be excluded from Eligible Receivables. All returned Inventory shall be subject to Lender's continuing security interests under this Agreement. Lender agrees to the existing practice of credits for return of saleable Inventory issued within 90 days of purchase.

     7.8 Ownership and Defense of Title.

          (a) Except for Permitted Liens, either Borrower or such Guarantor shall at all times be the sole owner of each and every item of Collateral and shall not create any Lien on, or sell, lease, exchange, assign, transfer, pledge, hypothecate, grant a security interest or security title in or otherwise dispose of, any of the Collateral or any interest therein, except for sales of Inventory in the ordinary course of business, for cash or on open account or on terms of payment ordinarily extended to its customers and except as otherwise expressly contemplated herein. The inclusion of "proceeds" of the Collateral under the Security Interest shall not be deemed a consent by Lender to any other sale or other disposition of any part or all of the Collateral.

          (b) Borrower and each Guarantor shall defend its title in and to the Collateral and shall defend the Security Interest in the Collateral against the claims and demands of all Persons.

          (c) In addition to, and not in derogation of, the foregoing and the requirements of any of the Security Documents, Borrower and each Guarantor shall (i) protect and preserve all properties material to its business, including Intellectual Property and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     7.9 Insurance.

          (a) Borrower and each Guarantor shall at all times maintain insurance on the Inventory and Equipment against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Lender shall reasonably specify, in amounts and under policies issued by insurers acceptable to Lender. All premiums on such insurance shall be paid by Borrower or such Guarantor and copies of the policies delivered to Lender. Neither Borrower nor any Guarantor shall use or permit the Inventory or Equipment to be used in violation of any applicable law or in any manner which might render inapplicable any insurance coverage.

          (b) All insurance Policies required under Section 7.9(a) shall name Lender as an additional named insured and shall contain "New York standard" loss payable clauses in the form submitted to Borrower or any Guarantor by Lender, or otherwise in form and substance satisfactory to Lender, naming Lender as loss payee as its interests may appear, and providing that (i) all proceeds thereunder shall be payable to Lender, (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) such policy and loss payable clauses may not be cancelled, amended or terminated unless at least ten days' prior written notice is given to Lender.

          (c) Any proceeds of insurance referred to in this Section 7.9 which are paid to Lender shall be, at the option of Lender in its sole discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Secured Obligations.

          (d) Borrower and each Guarantor shall at all times maintain, in addition to the insurance required by Section 7.9(a) or any of the Security Documents, insurance with responsible insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by applicable law, including such public liability, products liability, and third party property damage as is consistent with reasonable business practices, and from time to time deliver to Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     7.10 Location of Offices and Collateral.

          (a) Neither Borrower nor any Guarantor will change the location of its chief executive office or the place where it keeps its books and records relating to the Collateral or change its name, identity or corporate structure, or use any trade name, assumed name or other fictitious name, without giving Lender at least 30 days' prior written notice thereof.

          (b) All Inventory, other than Inventory in transit to any such location, will at all times be kept by Borrower or such Guarantor at one of the locations set forth in Schedules 5.1(t) and 5.1(u), respectively, and shall not, without the prior written consent of Lender, be removed therefrom except, so long as no Event of Default shall have occurred and be continuing, for sales of Inventory otherwise permitted by this Agreement.

          (c) if any Inventory is in the possession or control of any of Borrower's or any Guarantor's agents or processors, Borrower or such Guarantor shall notify such agents or processors of the Security Interest and, upon the occurrence of an Event of Default, shall instruct them (and cause them to acknowledge such instruction) to hold all such Inventory for the account of Lender, subject to the instructions of Lender.

     7.11 Records Relating to Collateral.

          (a) Borrower and each Guarantor will at all times (i) keep complete and accurate records of Inventory on a basis consistent with past practices of Borrower or such Guarantor, itemizing and describing the kind, type and quantity of Inventory and Borrower's or such Guarantor's cost therefor and a current price list for such Inventory, and (ii) keep complete and accurate records of all other Collateral.

          (b) Borrower and each Guarantor will take a physical listing of all Inventory, wherever located, at least annually.

     7.12 Inspection. Lender shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral and to inspect, audit and copy Borrower's or any Guarantor's books, records, journals, correspondence and other records and data relating to the Collateral or its business. Lender (by any of its officers, employees or agents) shall have the right, to the extent that the exercise of such right shall be within the control of Borrower or such Guarantor, at any time or times to (a) visit the properties of Borrower or any Guarantor, inspect the Collateral and the other assets of Borrower and each Guarantor and inspect and make extracts from the books and records of Borrower and each Guarantor, including, but not limited to, management letters prepared by independent accountants, all during customary business hours at such premises, (b) discuss Borrower's and each Guarantor's business, assets, liabilities, financial condition, results of operations and business prospects, insofar as the same are reasonably related to the rights of Lender hereunder or under any of the Loan Documents, with Borrower's and each Guarantor's (i) principal officers, (ii) independent accountants and other professionals providing services to Borrower or such Guarantor, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender's standard operating procedures relating to the maintenance of confidentiality of confidential information of borrowers), and
(c) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral and in this connection to review, audit and make extracts from all records and files related to any of the Collateral. Lender shall have full access to all records available to Borrower or any Guarantor from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Borrower and each Guarantor hereby irrevocably authorize any such employees, services, accountants and other professionals to rely upon the authority granted hereunder in engaging in such discussions and making such information available as provided herein. At Lender's request, Borrower and each Guarantor will deliver to Lender express written authorization for any such discussions or for access to any such information.

     7.13 Information and Reports.

          (a) Schedule of Receivables. Borrower shall deliver to Lender (i) on or before the Effective Date, a Schedule of Receivables (for itself and each Guarantor) as of a date not more than three Business Days prior to the Effective Date setting forth a detailed aged trial balance of all of then existing Receivables, specifying the name of the Person to whom the Receivable is owed, the name of and the balance due from (and any rebate due to) each Account Debtor obligated on a Receivable so listed, and (ii) no later than 30 days after the end of each calendar month, a Schedule of Receivables as of the last Business Day of Borrower's immediately preceding calendar month setting forth (A) a detailed aged trial balance of all then existing Receivables, specifying the name of and the balance due from (and any rebate due to) each Account Debtor obligated on a Receivable so listed and (B) a reconciliation to the Schedule of Receivables delivered in respect of the next preceding accounting month.

          (b) Schedule of Inventory. Borrower shall deliver to Lender on or before the Effective Date and no later than the last day of each calendar month thereafter a Schedule of Inventory (for itself and each Guarantor) as of the last Business Day of the immediately preceding calendar month, itemizing and describing the kind, type, quantity and location of Inventory and the cost thereof.

          (c) Borrowing Base Certificate. Unless otherwise agreed, contemporaneously with each request for a Revolving Credit Loan and in any event at least weekly, and at such other times as Lender may request, Borrower shall execute and deliver to Lender, in form satisfactory to Lender, a Borrowing Base Certificate setting forth a certification of Eligible Receivables and Eligible Inventory, and calculation of the Borrowing Base, in form prescribed by Lender. Each Borrowing Base Certificate shall include a reconciliation of the calculation of the Borrowing Base as certified in the most recent Borrowing Base Certificate delivered to Lender, and be accompanied by such documents and supporting information relating to Eligible Receivables and Eligible Inventory as Lender may request. Borrower and each Guarantor shall maintain and shall furnish to Lender at Lender's request, such supporting documents or copies as Lender may require including, but not limited to: a schedule of Eligible Receivables created, and Eligible Inventory purchased and received, since the previous Borrowing Base Certificate delivered to Lender; copies of invoices and supporting delivery or service records in connection therewith; a schedule of collections received; copies of credit memos or other advices of credit or reductions against amounts previously billed; and such other reports as Lender may request from time to time. If any of such records or reports are prepared by an accounting service, or other agent, Borrower and each Guarantor hereby authorize such service or agent to deliver such records, reports and related documents to Lender. Lender may exhibit a copy of this Agreement to any such service or agent and such service or agent is irrevocably authorized to rely on the provisions hereof in providing such documentation to Lender. Each Borrowing Base Certificate shall bear a signed statement by an authorized officer of Borrower and each Guarantor certificate the accuracy and completeness of all information included therein and shall incorporate therein by reference, as if fully set forth therein, all the terms and provisions hereof. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute an agreement, representation and warranty to Lender by Borrower and each Guarantor that, except for the security interest of Lender therein: it is the sole owner of and has full unrestricted power to grant to Lender a continuing security interest and lien in and to all Collateral included therein free from any lien, security interest or encumbrance; each account included therein is in existence, unconditional and valid, and arose from a bona fide outright sale of Inventory in the ordinary course of business for liquidated amounts as set forth in the Borrowing Base Certificate, and such Inventory has been delivered or provided to the respective account debtors; no account included therein arose in connection with a contract or assignment which purports to make an assignment or security interest therein void or conditions such assignment or security interest on consent of the account debtor; no account is subject to any sale, assignment, claim or security interest of any character and it will not make any sale or other assignment thereof or, subject to Permitted Liens, create any other security interest therein; it has not received any notice or other communication, and has no knowledge, that any account is subject to any claim for credit, deduction, allowance, extension or adjustment, defense, dispute, setoff or counterclaim, except for discounts for early payment allowed in the ordinary course of business as previously disclosed to Lender and as reflected on the face of the invoice evidencing such account; all Inventory reflected in such Borrowing Base Certificate is held for sale in the ordinary course of its business, and no such Inventory is located at any location in breach of the requirements of this Agreement and no negotiable documents have been issued in respect of any such Inventory; and no Inventory reflected in such Borrowing Base Certificate is returned Inventory unless otherwise disclosed to Lender in writing.

          (d) Notice of Diminution of Value. Borrower and each Guarantor shall give prompt notice to Lender of any matter or event which has resulted in, or may result in, the actual or potential diminution in excess of $100,000 in the value of any of the Collateral, except for any diminution in the value of any Receivables or Inventory in the ordinary course of business which has been appropriately reserved against, as reflected in the financial statements previously delivered to Lender pursuant to Article 9.

          (e) Certification. Each of the schedules delivered to Lender pursuant to this Section 7.13 shall be certified by the Chief Financial Officer of Borrower to be true, correct and complete as of the date indicated thereon.

          (f) Other Information. Lender may, in its discretion, from time to time require Borrower to deliver the schedules described in Section 7.13(a), (b), (c) and (d) more or less often and on different schedules than specified in such Section, and Borrower will comply with such requests. Borrower and each Guarantor shall also furnish to Lender such other information with respect to the Collateral as Lender may from time to time reasonably request.

     7.14 Power of Attorney. Borrower and each Guarantor hereby appoint Lender as its attorney, with power (a) to endorse the name of Borrower or such Guarantor on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession, and (b) to sign the name of Borrower or such Guarantor on any invoice or bill of lading relating to any Receivables, Inventory or other Collateral, on any drafts against customers related to letters of credit, on schedules and assignments of Receivables furnished to Lender by Borrower or such Guarantor, on notices of assignment, financing statements and other public records relating to the perfection or priority of the Security Interest or verifications of account and on notices to or from customers.

     7.15 Preservation of Lender's Rights. To the extent allowed by law, neither Lender nor any of its officers, directors, employees, and agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person. In the case of any instruments and chattel paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties. The Secured Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Borrower from any of the Secured Obligations. Lender may extend the time for payment of the Secured Obligations or modify or amend the terms of any of the Loan Documents, or compromise or grant other indulgences, renewals, extensions or releases, and take or omit to take any other action with respect to the Secured Obligations or the Collateral, or any Person directly or indirectly obligated in connection therewith, without impairing Lender's security interests in the Collateral or any of Lender's rights under the Loan Documents.

                         ARTICLE 8-AFFIRMATIVE COVENANTS

     Until the Revolving Credit Facility has been terminated and all the Secured Obligations have been indefeasibly paid in full, unless Lender shall otherwise consent in the manner provided for in Section 12.11, Borrower will and will cause each of its Subsidiaries to:

     8.1 Preservation of Corporate Existence and Similar Matters. Preserve and maintain its corporate existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

     8.2  Compliance with Applicable Law. Comply with all applicable laws.

     8.3 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Effective Date.

     8.4 Payment of Taxes and Claims. Pay or discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of Borrower or such Subsidiary, except that this Section 8.4 shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the appropriate books. Borrower agrees that it shall immediately notify Lender of the initiation of any such contests and advise Lender from time to time of the status thereof. Borrower shall and shall cause each Subsidiary to promptly pay any amounts adjudged to be due pursuant to any such contest, with all costs, penalties, and interest thereon, before such judgment becomes final or any writ or order is issued under which the Collateral, or any portion thereof, may become subject to any lien or encumbrance. In any event, Lender shall have the right at any time in its discretion to include the amount of any unpaid assessed taxes as provided in Section 2.7.

     8.5 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

     8.6  Use of Proceeds.

          (a) Use the proceeds of (i) the Initial Loan as provided in Schedule 8.6, and (ii) all subsequent Revolving Credit Loans only for working capital and general business purposes and for Permitted Acquisitions, and

          (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System) or for any other purpose which would involve a violation of such Regulation G or U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

     8.7  Hazardous Waste and Substances; Environmental Requirements.

          (a)  In addition to, and not in derogation of, the requirements of
     Section 8.2 and of the Security Documents, comply with all laws, governmental standards and regulations applicable to Borrower or such Subsidiary or to any of its assets in respect of occupational health and safety laws, rules and regulations and Environmental Laws, promptly notify Lender of its receipt of any notice of a violation of any such law, rule, standard or regulation and indemnify and hold Lender harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon Lender on account of Borrower's or such Subsidiary's failure to perform its obligations under this Section 8.7.

          (b)  Whenever Borrower gives notice to Lender pursuant to this Section
     8.7 with respect to a matter that reasonably could be expected to result in liability to Borrower or any Subsidiary in excess of $100,000 in the aggregate, Borrower shall, at Lender's request and Borrower's expense, (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where the noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to Lender a report setting forth the results of such tests, a proposed plan to bring Borrower or such Subsidiary into compliance with such Environmental Laws and an estimate of the costs thereof, and (ii) provide to Lender a supplemental report of such engineer whenever the scope of the noncompliance or the response thereto or the estimated costs thereof shall materially change.

     8.8 Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender, whether pursuant to Article 9 or any other provision of this Agreement or any of the other Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give Lender true and accurate knowledge of the subject matter.

     8.9 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s) unless and until Lender, in its sole discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

                            ARTICLE 9 - INFORMATION

     Until the Revolving Credit Facility has been terminated and all the Secured Obligations have been indefeasibly paid in full, unless Lender shall otherwise consent in the manner set forth in Section 12.11, Borrower will furnish to Lender at Lender's Office:

     9.1  Financial Statements.

          (a) Audited Year-End Statements. As soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, copies of the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders' equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, each of the foregoing to be audited, without qualification, by certified public accountants selected by Borrower and acceptable to Lender.

          (b) Monthly Financial Statements. As soon as available, but in any event within 30 days after the end of each calendar month, copies of the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating income statement and, if so requested, a statement of cash flows for Borrower and its Subsidiaries for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower to the best of his knowledge as presenting fairly the financial condition and results of operations of Borrower and its Subsidiaries as at the date thereof and for the periods ended on such date, subject to normal year end adjustments.

          (c) Annual Projections. As soon as available, but in any event within 30 days after the end of each fiscal year, projections, on a consolidated and consolidating basis, of the Borrower's and the Subsidiaries anticipated financial performance for the next year.

All such financial statements shall be complete and correct in all material respects and prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.

     9.2 Officer's Certificate. Together with each delivery of financial statements required by Section 9.1(a) and (b), a certificate of Borrower's President or chief financial officer (a) stating that, based on an examination sufficient to enable him to make an informed statement, no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such Default or Event of Default, and (b) setting forth the calculations necessary to establish whether or not Borrower was in compliance with the covenants contained in Sections 10.1, 10.2, and 10.5 as of the date of such statements.

     9.3  Copies of Other Reports.

          (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to Borrower or any Subsidiary or its Board of Directors by its independent public accountants, including, without limitation, all management reports.

          (b) From time to time and promptly upon each request, such forecasts, data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower or any Subsidiary as Lender may reasonably request. The rights of Lender under this Section 9.3(b) are in addition to and not in derogation of its rights under any other provision of this Agreement or any Loan Document.

          (c) If requested by Lender, statements in conformity with the requirements of Federal Reserve Form G-1 or U-1 referred in Regulations G or U, respectively, of the Board of Governors of the Federal Reserve System.

     9.4 Notice of Litigation and Other Matters. Prompt notice of the following:

          (a) the commencement, to the extent Borrower is aware of the same, of all proceedings and investigations by or before any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower, any Subsidiary or any Affiliate of Borrower, any Subsidiary or any of their respective property, assets or businesses that would be treated as a contingent liability under GAAP and is in an amount in excess of $250,000, or might, singly or in the aggregate, cause a Default or an Event of Default or have a Materially Adverse Effect.

          (b) any amendment of the articles of incorporation or by-laws of Borrower or any Subsidiary,

          (c) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower or any Affiliate of Borrower which has had or may have any Materially Adverse Effect.

          (d) (i) any Default or Event of Default, or (ii) event that constitutes or that, with the passage of time or giving of notice or both, would constitute a default or event of default by Borrower or such Subsidiary under any material agreement (other than this Agreement) to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or any of its property may be bound if the exercise of remedies thereunder by the other party to such agreement would have, either individually or in the aggregate, a Materially Adverse Effect, or (iii) Borrower is aware, or reasonably expects, that any covenant under this Agreement will be breached,

          (e) Borrower's or any Subsidiary's board of directors has authorized the filing by Borrower or such Subsidiary of a petition in bankruptcy,

          (f) Borrower is aware that any account debtor obligated on any Receivables involving an amount in excess of $50,000 is in bankruptcy,

          (g) Borrower has knowledge of any claim by any Person claiming past due rent, fees or other charges in excess of $10,000 in respect of any Collateral, and

          (h) any change in any other material fact or circumstance represented or warranted in any of the Loan Documents.

          (i) any change in the executive officers of Borrower.

     9.5 ERISA. As soon as possible and in any event within 30 days after Borrower knows, or has reason to know, that:

          (a) any Termination Event with respect to a Benefit Plan has occurred or will occur,

          (b) the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans has increased to an amount in excess of $0, or

          (c) Borrower or any Subsidiary is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the President or the chief financial officer of Borrower or such Subsidiary setting forth the details of such events described in clauses
     (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

                        ARTICLE 10 - NEGATIVE COVENANTS

     Until the Revolving Credit Facility has been terminated and all the Secured Obligations have been indefeasibly paid in full, unless Lender shall otherwise consent in the manner set forth in Section 12.11, Borrower will not and will not permit any Subsidiary to, directly or indirectly:

     10.1 Financial Ratios.

          (a) Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis, at any time:

               (i) from the Effective Date through the fiscal year ending February 28, 1998 to be greater than 6.5 to 1;

               (ii) from March 1, 1998 to February 28, 1999 to be greater than
          5.5 to 1; and

               (iii)from and after March 1, 1999, to be greater than 4.75 to 1.

          (b) Minimum Tangible Net Worth. Permit the Tangible Net Worth of Borrower and its Subsidiaries on a consolidated basis at any time to be less than the sum of (i) $7,688,000.00, plus (ii) an amount equal to fifty percent (50%) of the cumulative Adjusted Net Income of the Borrower and its Subsidiaries on a consolidated basis (from each fiscal year beginning the year ending February 28, 1998).

          (c) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis at any time to be less than 1. 1 to 1.

          (d) Minimum Net Income. Permit Net Income of the Borrower and its Subsidiaries, on a consolidated basis: (i) to be less than $0 for more than five (5) months in any twelve-month period through the period ending March 31, 1998 or for more than four (4) months in any twelve-month period thereafter; or (ii) to constitute a Net Loss of more than $210,000 in any month; or (iii) to constitute a Net Loss of more than $475,000 in any twelve-month period; or (iv) to be less than $0 for any fiscal year.

     10.2 Indebtedness. Create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Indebtedness for Money Borrowed, except for Permitted Indebtedness for Money Borrowed.

     10.3 Guaranties. Become or remain liable with respect to any Guaranty of any obligation of any other Person, except for Permitted Guaranties; provided however that this covenant shall not apply to Guaranties by the Borrower listed in Schedule 10.3 or to guaranties by Borrower of commercially reasonable leases or supply arrangements of the Subsidiaries if prior written notice is given to Lender.

     10.4 Investments. Acquire, after the Agreement Date, any Business Unit or Investment or, after such date, permit any Investment to be outstanding, other than Permitted Investments.

     10.5 Capital Expenditures. Make or incur any Capital Expenditures, except that borrower may make or incur Capital Expenditures in any fiscal year in any amount not exceed, in the aggregate, $1,100,000 in the fiscal year ending February 28, 1998 and $900,000 in any fiscal year thereafter.

     10.6 Restricted Distributions and Payments, Etc. Declare or make any Restricted Distribution or Restricted Payment.

     10.7 Merger, Consolidation, Dissolution, and Sale of Assets. Merge or consolidate with any other Person, or dissolve or liquidate, or sell, lease or transfer a substantial portion of its assets to any Person or sell or transfer control of any Subsidiary.

     10.8 Transactions with Affiliates. Enter into any transaction with an Affiliate except in the ordinary course of business on terms no less favorable to Borrower, nor more favorable to such Affiliate. than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate except that inventory and fixed assets may be sold or transferred between Guarantors. Borrower will not enter into any transaction with an Affiliate unless such transaction is specifically approved by Borrower's board of directors, or the duly authorized executive committee thereof, as being an arm's length transaction on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate.

     10.9 Liens. Create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrower or such Subsidiary, real, personal or mixed, tangible or intangible, except for Permitted Liens.

     10.10 Operating Leases. Enter into any lease other than a Capitalized Lease which would cause the aggregate annual payment obligations of Borrower and its Subsidiaries under all leases (other than leases of real property listed on Schedule 5.1(u) and existing Capitalized Leases) to increase by more than $250,000.

     10.11 Benefit Plans. Permit, or take any action which would result in, the aggregate present value of the Unfunded Vested Accrued Benefits under all Benefit Plans of Borrower to exceed $0.

     10.12 Sales and Leasebacks. Without the prior written approval of Lender, which shall not be unreasonably withheld, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower or any Subsidiary to such Person.

     10.13 Amendments of Other Agreements. Amend in any way the interest rate or principal amount or schedule of payments of principal and interest with respect to any Indebtedness (other than the Secured Obligations) other than to reduce the interest rate or extend the schedule of payments with respect thereto.

     10.14 Minimum Availability. Permit Availability to be less than $200,000 during the period of each fiscal year comprised by the calendar months December, January and February.

     10.15 Change in Business. Discontinue, or make any material change in, its business as currently established, or enter any new or different line of business not directly related to Borrower's or any Subsidiary's existing line of business.

                              ARTICLE 11 - DEFAULT

     11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:

          (a) Default in Payment of Revolving Credit Loans. Borrower shall default in any payment of principal of, or interest on, the Revolving Credit Loans or the Note when and as due (whether at maturity, by reason of acceleration or otherwise).

          (b) Other Payment Default. Borrower shall default in the payment, as and when due, of principal of or interest on, any other Secured Obligation, and such default shall continue for ten days after written notice thereof has been given to Borrower by Under.

          (c) Misrepresentation. Any representation or warranty made or deemed to be made by Borrower or any Guarantor under this Agreement or any Loan Document or any amendment hereto or thereto shall at any time prove to have been incorrect or misleading in any material respect when made.

          (d) Default in Performance. Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in
     (i) Articles 6, 7, 8, 9 or 10 or (ii) this Agreement (other than as specifically provided for otherwise in this Section 11.1) and such default shall continue for a period of ten days after written notice thereof has been given to Borrower by Lender.

          (e) Indebtedness Cross-Default. (i) Borrower or any of its Subsidiaries shall fail to pay when due and payable the principal of or interest on any Indebtedness (other than the Revolving Credit Loans or the Note or trade accounts payable to suppliers of goods or services to the Borrower or any of its Subsidiaries in the ordinary course of business) where the principal amount of such Indebtedness is in excess of $50,000, or (ii) the maturity of any such Indebtedness shall have (A) been accelerated in accordance with the provisions of any indenture, contract or instrument providing for the creation of or concerning such Indebtedness, or (B) been required to be prepaid prior to the stated maturity thereof, or (iii) any event shall have occurred and be continuing which, with or without the passage of time or the giving of notice, or both, would permit any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity.

          (f) Other Cross-Defaults. Borrower or any of its Subsidiaries shall default in any payment when due or in the performance or observance of any material obligation or condition of any agreement, contract or lease (other than the Security Documents) or any such agreement, contract or lease relating to Indebtedness, if the exercise of remedies thereunder by the other party to such agreement could have a Materially Adverse Effect.

          (g) Voluntary Bankruptcy Proceeding. Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) commence a proceeding seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due. (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (h) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or any of its Subsidiaries or of all or any substantial part of the assets, domestic or foreign, of Borrower or any of its Subsidiaries, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding against Borrower or any of its Subsidiaries (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

          (i) Loan Documents. Any default or event of default under any other Loan Document shall occur and remain uncured after any applicable cure period or Borrower or any Guarantor shall default in the performance or observance of any material term, covenant, condition or agreement contained in, or the payment of any other sum covenanted to be paid by Borrower or any Guarantor under, any such Loan Document or any provision of this Agreement, or if any other Loan Document after delivery thereof hereunder, shall for any reason cease to be valid and binding, other than a nonmaterial provision rendered unenforceable by operation of law, or Borrower or any of its Subsidiaries or any other party thereto (other than Lender) shall so state in writing, or this Agreement or any other Loan Document, after delivery thereof hereunder, shall for any mason (other than any action taken independently by Lender and except to the extent permitted by the terms thereof) cease to create a valid, perfected and, except as otherwise expressly permitted herein, first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby.

          (j) Judgment. A judgment or order for the payment of money which exceeds $100,000 in amount not fully covered by insurance shall be entered against Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for 30 days.

          (k) Attachment. The filing or commencement of any attachment, sequestration, garnishment, execution or other action against or with respect to any of the Collateral involving an amount in controversy in excess of $100,000, or the filing or commencement of any attachment, sequestration, garnishment, execution or other action against or with respect to Borrower's or any Subsidiary's property not included within the Collateral if (a) the amount in controversy is in excess of $100,000 and such attachment, sequestration, garnishment, execution or other action has not been dismissed, or superseded by appropriate bond, within thirty (30) days after the occurrence thereof, or (b) the outcome, pendency or effect thereof is reasonably expected to result in or cause a Material Adverse Effect.

          (l) Erisa. (i) Any Termination Event with respect to a Benefit Plan shall occur that, after taking into account the excess, if any, of (A) the fair market value of the assets of any other Benefit Plan with respect to which a Termination Event occurs on the same day (but only to the extent that such excess is the property of Borrower or a Subsidiary of the Borrower, as applicable) over (B) the present value on such day of all vested nonforfeitable benefits under such other Benefit Plan, results in an Unfunded Vested Accrued Benefit in excess of $0, (ii) any Benefit Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Code and ERISA, or (iii) Borrower or any of its Subsidiaries is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or any of its Subsidiaries complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan.

          (m) Qualified Audits. The independent certified public accountants retained by Borrower shall refuse to deliver an opinion in accordance with
     Section 9.1(a) with respect to the consolidated and consolidating annual financial statements of Borrower and its Subsidiaries.

          (n) Cessation of Business, etc. The cessation of business of Borrower or any of its Subsidiaries, or the taking of any action by the board of directors or shareholders of Borrower or any of its Subsidiaries to dissolve or liquidate.

          (o) Insecurity. Lender in good faith believes that the prospect for payment or performance of the Secured Obligations is impaired.

          (p) Guarantor Revocation. Revocation or repudiation by any Person of its obligations under Guaranty of the Secured Obligations.

          (q) Material Adverse Change. There occurs any act, omission, event, undertaking or circumstance or series of acts, omissions, events, undertakings or circumstances which have, or in the sole good faith judgment of Lender would have, either individually or in the aggregate, a Materially Adverse Effect.

          (r) Change in Management. Alex Trevino, Jr. and Anthony R. Maresca shall for any reason cease to be the President and Chief Financial Officer, respectively, of Borrower and 60 days shall have elapsed during which time no replacement satisfactory to Lender in its sole and absolute discretion shall have been appointed.

          (s) Payment of Subordinated Debt. Use of proceeds of Revolving Credit Loan to prepay any Subordinated Debt or pay the St. James Note.

     11.2 Remedies.

          (a) Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default specified in Section 11.1(g) or (h), (i) the principal of and the interest on the Revolving Credit Loans and the Note at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Secured Obligations, shall thereupon become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the Revolving Credit Facility and the commitment of Lender to make advances thereunder or under this Agreement shall immediately terminate.

          (b) Other Remedies. If any Event of Default (other than as specified in Section 11.1(g) or (h)) shall have occurred and be continuing, Lender, in its sole and absolute discretion, may do any of the following:

               (i) declare the principal of and interest on the Revolving Credit Loans and the Note at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Secured Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding;

               (ii) terminate the Revolving Credit Facility and any commitment of Lender to make advances hereunder;

               (iii) notify, or request Borrower to notify, in writing or otherwise, any Account Debtor or obligor with respect to any one or more of the Receivables to make payment to Lender or any agent or designee of Lender, at such address as may be specified by Lender, and, if, notwithstanding the giving of any notice, any Account Debtor or other such obligor shall make payments to Borrower or any of its Subsidiaries, Borrower or such Subsidiary shall hold all such payments it receives in trust for Lender, without commingling the same with other funds or property of, or held by Borrower or such Subsidiary and shall deliver the same to Lender or any such agent or designee immediately upon receipt by Borrower or such Subsidiary in the identical form received, together with any necessary endorsements;

               (iv) settle or adjust disputes and claims directly with Account Debtors and other obligors on Receivables for amounts and on terms which Lender considers advisable and in all such cases only the net amounts received by Lender in payment of such amounts, after deductions of costs and attorneys' fees, shall constitute Collateral, and neither Borrower nor any Subsidiary shall have any further right to make any such settlements or adjustments or to accept any returns of merchandise;

               (v) enter upon any premises on which Inventory may be located and, without resistance or interference by Borrower or such Subsidiary, take physical possession of any or all thereof and maintain such possession on such premises or move the same or any part thereof to such other place or places as Lender shall choose. without being liable to Borrower on account or such Subsidiary of any loss, damage or depreciation that reasonably results therefrom;

               (vi) require Borrower to and Borrower shall, without charge to Lender, assemble the Inventory and Equipment and maintain or deliver it into the possession of Lender or any agent or representative of Lender at such place or places as Lender may designate;

               (vii) at the expense of Borrower, cause any of the Inventory and Equipment to be placed in a public or field warehouse, and Lender shall not be liable to Borrower or any Subsidiary on account of any loss, damage or depreciation that may occur as a result thereof, so long as Lender shall act reasonably and in good faith;

               (viii) without notice, demand or other process, and without payment of any rent or any other charge, enter any of Borrower's or any Subsidiary's premises and, without breach of the peace, until Lender completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Borrower's equipment, for the purpose of (A) completing any work in process, preparing any Inventory for disposition and disposing thereof, and (B) collecting any Receivable, and Lender is hereby granted a license or sublicense and all other rights as may be necessary, appropriate or desirable to use the Intellectual Property in connection with the foregoing, and the rights of

          Borrower under all licenses and franchise agreements shall inure to Lender's benefit (provided, however, that any use of any federally registered trademarks as to any goods shall be subject to the control as to the quality of such goods of the owner of such trademarks and the goodwill of the business symbolized thereby);

               (ix) exercise any and all of its rights under any and all of the Security Documents;

               (x) apply any cash Collateral to the payment of the Secured Obligations in any order in which Lender may elect or use such cash in connection with the exercise of any of its other rights hereunder or under any of the Security Documents;

               (xi) establish or cause to be established one or more Lockboxes or other arrangement for the deposit of proceeds of Receivables, and, in such case, Borrower shall cause and shall cause each of its Subsidiaries to cause to be forwarded to Lender at Lender's Office, on a daily basis, copies of all checks and other items of payment and deposit slips related thereto deposited in such Lockboxes, together with collection reports in form and substance satisfactory to Lender; and

               (xii) exercise all of the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable) and under any other applicable law, including, without limitation, the right, without notice except as specified below and with or without taking the possession thereof, to sell the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by Lender, for cash; on credit or for future delivery and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law; at least 10 days' notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may; without further notice, be made at the time and place to which it was so adjourned.

          (c) Cash Collateral; Injunctive Relief. All cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Receivables and cash receipts, if any, for other Collateral, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of Lender. All such proceeds shall be subject to Lender's continuing security interests under this Agreement. Except as may be specifically allowed otherwise by this Agreement, Borrower is expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds. Borrower acknowledges and agrees that an action for damages against Borrower for any breach of such prohibitions shall not be an adequate remedy at law. In the event of any such breach, Borrower agrees to the fullest extent allowed by law that Lender shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

          (d) Refusal of Funding. Lender shall have no obligation to make any Revolving Credit Loan (i) at any time when any applicable condition for funding prescribed under this Agreement has not been fulfilled to Lender's satisfaction, (ii) at any time when any Default or Event of Default is in existence, (iii) if Lender has received any notice under subparagraphs
     (c), (d) or (e) of Section 9.4 or has knowledge of any event or condition which would be the subject of any notice required thereunder, or (iv) if Borrower or any Guarantor has repudiated or made any anticipatory breach of any of its obligations under the Loan Documents. Any Revolving Credit Loan requested at any such time may be declined by Lender, in whole or in part, in Lender's sole discretion without prior notice.

          (e) Performance by Lender. Should Borrower or any Guarantor fail to perform any covenant, duty, or agreement required by the Loan Documents, Lender may, at its sole option and election, perform or attempt to perform same on behalf of Borrower or such Guarantor, at Borrower's cost and expense, provided that Lender shall have no obligation or duty to take any such action. Borrower agrees to reimburse Lender for such costs and expenses on demand.

     11.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

          (a) First: to the payment of all costs and expenses incurred in connection with such sale or other realization, including attorneys' fees,

          (b) Second: to the payment of the Secured Obligations (with Borrower remaining liable for any deficiency) in any order which Lender may elect,

          (c) Third: to the creation of a cash collateral account in an amount equal to the Letter of Credit Reserve, which fund shall be held by Lender as security for and applied to the payment of any amounts which may thereafter become due under the Letter of Credit Facility, and

          (d) Fourth: the balance (if any) of such proceeds shall be paid to Borrower or, subject to any duty imposed by law or otherwise, to whomsoever is entitled thereto.

     Borrower shall remain liable and will pay, on demand, any deficiency remaining in respect of the Secured Obligations, together with interest thereon at a rate per annum equal to the highest rate then payable hereunder on such Secured Obligations, which interest shall constitute part of the Secured Obligations.

     11.4 Power of Attorney. In addition to the authorizations granted to Lender under Section 7.14 or under any other provision of this Agreement or any of the Loan Documents: Borrower hereby irrevocably appoints Lender as its agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Lender's interests under the Loan Documents. Borrower hereby authorizes and appoints Lender as attorney in fact to sign and file any financing statement or other document necessary to perfect Lender's security interest in the Collateral. Lender shall have the right at any time to take in good faith any of the following action, in its own name or in the name of Borrower, whether or not an Event of Default is in existence: (i) make written or verbal requests for verification of amounts owing on Receivables from any or all Persons which Lender believes may be account debtors or obligors on Receivables; (ii) take possession and control of proceeds of Receivables, (iii) redirect the deposit and disposition of collections and proceeds of Receivables; (iv) endorse the name of Borrower on checks, instruments or other evidences of payment on Receivables; (v) prepare, sign and file, on behalf of Borrower in Borrower's name or in Lender's name as assignee, any notice of lien, or any proof of claim or other document in any bankruptcy proceedings of any account debtor or obligor on Receivables; (vi) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system in respect of the Receivables maintained by Borrower or any Affiliate, or to which Borrower has access; (vii) enter onto Borrower's premises and discuss Borrower's affairs with Borrower's personnel as may be reasonably necessary in connection with maintaining or enforcing Lender's rights under the Loan Documents; (viii) access and utilize the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Receivables, Inventory or other Collateral to which Borrower or any Subsidiary of Borrower has access; and (ix) take all other action allowed by law as may be necessary to carry out the Loan Documents and give effect to Lender's rights thereunder. In addition, Lender shall have the right to take any of the following action, in its own name or in the name of Borrower, at any time when any Event of Default is in existence: (x) notify any or all Persons which Lender believes may be account debtors or obligors on Receivables to make payments directly to Lender; (xi) settle, adjust, compromise or discharge Receivables or extend time of payment upon such terms as Lender may determine; (xii) take action in Lender's name or Borrower's name to enforce collection of Receivables; (xiii) open mail addressed to Borrower to take possession of and dispose of checks or other proceeds of Receivables in accordance with this Agreement; and (xiv) direct the U.S. Postal service to change the address to which Borrower's mail is delivered. Should Lender at any time elect to exercise its right of verification or notification with respect to the Receivables as provided in clause (i) or clause (ii) above, respectively, Lender shall have the right in its sole discretion to direct such request for verification, or notification, as the case may be. to all Persons which Lender believes may have transacted business with Borrower at any time, whether or not such Persons are then indebted to Borrower, and Lender is hereby released and discharged from any liability by reason of any such request for verification or notification.

Costs and expenses incurred by Lender in connection with any of such actions by Lender, including attorneys' fees and out-of-pocket expenses, shall be reimbursed to Lender on demand,

     11.5 Miscellaneous Provisions Concerning Remedies.

          (a) Rights Cumulative. The rights and remedies of Under under this Agreement, the Note and each of the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it or they would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Under in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

          (b) Waiver of Marshalling. Borrower hereby waives any right to require any marshalling of assets and any similar right.

          (c) Limitation of Liability. Nothing contained in this Article 11 or elsewhere in this Agreement or in any of the Loan Documents shall be construed as requiring or obligating Lender or any agent or designee of Lender to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or notice or take any action with respect to any Receivable or any other Collateral or the moneys due or to become due thereunder or in connection therewith or to take any steps necessary to preserve any rights against prior parties, and neither Lender nor any of its agents or designees shall have any liability to Borrower for actions taken pursuant to this Article 11, any other provision of this Agreement or any of the Loan Documents, so long as Lender or such agent or designee shall act reasonably and in good faith.

          (d) Appointment of Receiver. In any action under this Article 11, Lender shall be entitled to apply for the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such power as the court shall confer upon such receiver.

          (e) Waiver of Notices. Except as otherwise expressly provided in this Agreement, Borrower expressly waives presentment, demand, notice of intention to accelerate, notice of acceleration, protest and any other notices of any kind with respect to the Secured Obligations and the remedies provided by the Loan Documents.

          (f) Non-waiver. Forbearance or indulgence by Lender of any Default or Event of Default or any other event or condition which is or would be the subject of a required notice under Section 9.5, at any time from time to time, shall not be deemed a waiver of any rights of Lender under the Loan Documents. The acceptance by Lender at any time and from time to time of any partial performance or partial payment of the Secured Obligations shall not be deemed to be a waiver of any Event of Default then existing. No delay or omission by Lender in exercising any right or remedy shall impair such right or remedy, or be construed as a waiver thereof, nor shall any single or partial exercise of any such rights or remedies preclude other or further exercise thereof. Lender shall not be required or obligated to file suit or otherwise pursue any other Person for enforcement or collection of any of the Secured Obligations or to take any action to realize upon any of the Collateral.

                           ARTICLE 12 - MISCELLANEOUS

     12.1 Notices.

          (a) Method of Communication. Except as specifically provided in this Agreement or in any of the Loan Documents, all notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Leader. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

          (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

                     If to Borrower:      ACR Group, Inc.
                                          3200 Wilcrest Drive, Suite 440
                                          Houston, Texas 77042

                                          Attention:    Anthony R. Maresca,
                                                        Senior Vice President
                                          Facsimile No.: (713) 780-4067

                     If to Lender:

                     Mailing address:     NationsBank of Texas, N.A.
                                          P.O. Box 830732
                                          Dallas, Texas 75283-0732
                                          Attention: Business Credit
                                                     Regional Manager:

          URGENT

                     Address for personal
                     or courier delivery: NationsBank of Texas, N.A.
                                          NationsBank Plaza, 6th Floor
                                          901 Main Street
                                          Dallas, Texas 75202
                                          Attention: Business Credit
                                                     Regional Manager

                     Facsimile No.:       (214) 508-3501

          (c) Lender's Office. Lender hereby designates its office located at NationsBank Plaza, 901 Main Street, 6th Floor, Dallas, Texas 75202, or any subsequent office which shall have been specified for such purpose by written notice to Borrower, as the office to which payments due are to be made and at which Loans will be disbursed.

     12.2 Expenses. Borrower agrees to pay or reimburse on demand all costs and expenses incurred by Lender, including, without limitation, the reasonable fees and disbursements of counsel, in connection with (a) the negotiation, preparation, execution, delivery, administration, enforcement and termination of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including, without limitation, (i) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (ii) the costs and expenses of appraisals of the Collateral, (iii) the costs and expenses of lien searches, (iv) fees and other charges of (a) filing the Financing Statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the Security Interest; (b) the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents; (c) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (d) costs of inspections and verifications of the Collateral, including, without limitation, standard per diem fees charged by Lender, travel, lodging, and meals for inspections of the Collateral and Borrower's operations and books and records by Lender's agents up to four times per year and whenever an Event of Default exists; (e) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each Controlled Disbursement Account, Agency Account and Lockbox; (f) costs and expenses of preserving and protecting the Collateral;
(g)
after the occurrence of a Default, consulting with and obtaining opinions and appraisals from one or more Persons, including real estate and personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Secured Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons; and (h) costs and expenses paid or incurred to obtain payment of the Secured Obligations, enforce the Security Interest, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender. The costs described in (iv)(d) shall be payable to Lender as a quarterly fee of $4,200 payable quarterly in arrears. Such fee is based upon current operations and may be adjusted to reflect increased administrative costs if increased administration is required by increased operations.

     The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower. Borrower hereby authorizes Lender to debit Borrower's loan accounts (by increasing the principal amount of the Revolving Credit loans) in the amount of any such costs and expenses owed by Borrower when due.

     12.3 Stamp and Other Taxes. Borrower will pay any and all stamp, registration, recordation and similar taxes. fees or charges and shall indemnify Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges. which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement and any of the Loan Documents or the perfection of any rights or security interest thereunder.

     12.4 Setoff. Borrower irrevocably authorizes Lender to charge any account of Borrower maintained with Lender with such amount as may be necessary from time to time to pay any Secured Obligations which are not timely paid when due as required by the Loan Documents. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights. upon and after the occurrence of any Default or Event of Default, Lender and any participant with Lender in the Revolving Credit Loans are hereby authorized by Borrower at any time or from time to time. without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender or any participant to or for the credit or the account of Borrower against and on account of the Secured Obligations irrespective or whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Secured Obligations to be due and payable as permitted by Section
11.2 and although such Secured Obligations shall be contingent or unmatured. Upon the occurrence of an Event of Default and for so long as the same shall remain in existence and not cured or waived. Lender shall be entitled in its discretion to hold any such deposits or other sums pending acceleration of the Secured Obligations.

     12.5 Litigation. EACH OF LENDER AND BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST BORROWER OR LENDER ARISING OUT OF THIS AGREEMENT, THE COLLATERAL OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN BORROWER AND LENDER OF ANY KIND OR NATURE. EACH SUCH PARTY
ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING. BORROWER AND LENDER HEREBY AGREE THAT THE FEDERAL COURT OF THE NORTHERN DISTRICT OF TEXAS OR, AT THE OPTION OF LENDER, ANY COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND WHICH SITS IN A JURISDICTION IN WHICH BORROWER TRANSACTS BUSINESS SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING THEREFROM. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS ISSUED THEREIN AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AND ITS COUNSEL AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 12.1 (B), WHICH SERVICE SHALL BE DEEMED MADE UPON RECEIPT THEREOF. THE NON-EXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

     12.6 Waiver of Rights. [DELETED]

     12.7 Continuing Rights of Lender in Respect of Secured Obligations; Reversal of Payments. In the event any amounts from time to time applied in reduction of the Secured Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, or Lender refunds or repays any such amount pursuant to any applicable law or pursuant to any compromise or settlement of any such claim, then, the Secured Obligations shall automatically be deemed to be revived and increased to the extent of such amount and the same shall continue to be secured by the Collateral as if such amount had not been so applied. Lender shall have the continuing and exclusive right to apply, or reverse and re-apply, any and all payments to any portion of the Secured Obligations.

     12.8 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender, therefore, Borrower agrees that Lender, at Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. The rights of Lender under this
Section 12.8 are cumulative of, and in addition to, those specified under
Section 11.2(c).

     12.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by Borrower to determine whether it is in compliance with any covenant contained herein, shall, unless there is an express written direction or consent by Lender to the contrary, be performed in accordance with GAAP.

     12.10 Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under the Notes and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Security Documents. Lender may, in connection with any assignment or proposed assignment or sale or proposed sale of a participation, disclose to the assignee or proposed assignee or 'participant or proposed participant any information relating to Borrower furnished to Lender by or on behalf of Borrower.

     12.11 Amendments. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived and any departure therefrom may be consented to if, but only if, such amendment, waiver or consent is in writing signed by Lender and, in the case of an amendment, by Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     12.12 Performance of Borrower's Duties. Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by Borrower at its sole cost and expense. If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes Lender so to act.

     12.13 Indemnification. Borrower hereby agrees to indemnify and hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims, except in the case of a dispute between Borrower and Lender in which Borrower prevails in a final unappealed or unappealable judgment. Upon notification and demand, Borrower agrees to provide defense of any Indemnified Claim and pay all costs and expenses of counsel selected by Borrower and reasonably acceptable to such Indemnified Person in respect thereof. Any settlement or compromise of any such Indemnified Claim shall be subject to the consent of Borrower and such Indemnified Person, in which event the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. The indemnification provided for in this Section 12.13 shall survive any termination of this Agreement and shall continue for the benefit of all Indemnified Persons. Except as specifically provided herein, Borrower waives all notices from any Indemnified Person.

     12.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Secured Obligations remain unpaid or unsatisfied or the Revolving Credit Facility has not been terminated.

     12.15 Survival. Notwithstanding any termination of this Agreement, (a) until all Secured Obligations have been paid in full and the Revolving Credit Facility terminated, Lender shall retain its Security Interest and shall retain all rights under this Agreement and each of the Security Documents with respect to the Collateral as fully as though this Agreement had not been terminated, and (b) the indemnities to which the Lender is entitled under the provisions of this Article 12 and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect Lender against events arising after such termination as well as before.

     12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.17 Governing Law. The Loan Documents, and all documents and instruments executed in connection therewith shall be construed in accordance with and governed by the law of the State of Texas, provided, that to the extent federal law would allow a higher rate of interest than would be allowed by the laws of the State of Texas, then with respect to the provisions of any law which purport to limit the amount of interest that may be contracted for, charged or received in connection with any of the Secured Obligations, such federal law shall apply.

     12.18 Acceptance and Performance. This Agreement shall become effective only upon acceptance by Lender. The Secured Obligations are payable at Lender's offices in Dallas, Dallas County, Texas.

     12.19 Interest Limitation. In no contingency or event whatsoever shall the amount of interest under the Loan Documents paid by Borrower, received by Lender, agreed to be paid by Borrower, or requested or demanded to be paid by Lender, exceed the Maximum Rate. In the event any such sums paid to Lender by Borrower would exceed the Maximum Rate, Lender shall automatically apply such excess to any unpaid principal or, if the amount of such excess exceeds said unpaid principal, such excess shall be paid to Borrower. All sums paid, or agreed to be paid, by Borrower which are or hereafter may be construed to be compensation for the use, forbearance, or detention of money shall be amortized, prorated, spread and allocated in respect of the Secured Obligations throughout the full Contract Term until the Secured Obligations are paid in full. Notwithstanding any provisions contained in the Loan Documents, or in any notes or other related documents executed pursuant hereto. Lender shall never be entitled to receive, collect or apply as interest any amount in excess of the Maximum Rate and, in the event Lender ever receives, collects, or applies any amount in respect of Borrower that otherwise would be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Secured Obligations and, if such principal balance is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge or reimbursement for a third-party expense rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts throughout the entire period during which the indebtedness was outstanding the total amount of interest at any time contracted for, charged or received, Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs, or charges greater than is permitted by applicable law. Subject to the foregoing, Borrower hereby agrees that the actual effective rate of interest from time to time existing with respect to loans made by Lender to Borrower, including all amounts agreed to by Borrower or charged or received by Lender, which may be deemed to be interest under applicable law, shall be deemed to be a rate which is agreed to and stipulated by Borrower and Lender in accordance with applicable law.

     12.20 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     12.21 Reproduction of Documents. This Agreement, each of the Loan
Documents and all documents relating thereto, including, without limitation,
(a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Lender, and (c) financial statements, certificates and other information previously or hereafter furnished to Lender, may be reproduced by Lender by any photographic, photostatic, microcard, microfilm, miniature photographic or other similar process, and Lender may destroy any original document so reproduced. Each party hereto stipulates that, to the extent permitted by applicable laws any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original shall be in existence and whether or not such reproduction was made by such Lender in the regular course of business), and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     12.22 Funds Transfer Services.

          (a) The Borrower acknowledges that the Lender and its affiliates have made available to it Wire Transfer Procedures a copy of which is attached hereto as Exhibit D which include a description of security procedures regarding funds transfers executed by the Lender or an affiliate bank at the request of the Borrower (the "Security Procedures"). The Borrower and the Lender agree that the Security Procedures are commercially reasonable. The Borrower further acknowledges that the full scope of the Security Procedures which the Lender or such affiliate bank offers and strongly recommends for funds transfers is available only if the Borrower communicates directly with the Lender or such affiliate bank as applicable in accordance with said procedures. If the Borrower attempts to communicate by any other method or otherwise not in accordance with the Security Procedures, the Lender or such affiliate bank, as applicable, shall not be required to execute such instructions, but if the Lender or such affiliate bank, as applicable, does so, the Borrower will be deemed to have refused the Security Procedures that the Lender or such affiliate bank, as applicable, offers and strongly recommends, and the Borrower will be bound by any funds transfer, whether or not authorized, which is issued in the Borrower's name and accepted by the Lender or such affiliate bank, as applicable, in good faith. The Lender or such affiliate bank, as applicable, may modify the Wire Transfer Procedures including, without limitation, the Security Procedures at such time or times and in such manner as the Lender or such affiliate bank, as applicable, in its sole discretion, deems appropriate to meet prevailing standards of good banking practice. By continuing to use the Lender's or such affiliate bank's as applicable, wire transfer services after receipt of any modification of the Wire Transfer Procedures including, without limitation, the Security Procedures, the Borrower agrees that the Wire Transfer Procedures including, without limitation, the Security Procedures, as modified, are likewise commercially reasonable. The Borrower further agrees to establish and maintain procedures to safeguard the Security Procedures and any information related thereto. Neither Lender nor any affiliate bank is responsible for detecting any error in any payment order sent by the Borrower to the Lender.

          (b) The Lender or such affiliate bank, as applicable, will generally use the Fedwire funds transfer system for domestic funds transfers, and the funds transfer system operated by the Society for Worldwide International Financial Telecommunication (SWIFT) for international funds transfers. International funds transfers may also be initiated through the Clearing House InterBank Payment System (CHIPs) or international cable. However, the Lender or such affiliate bank, as applicable, may use any means and routes that the Lender or such affiliate bank, as applicable, in its sole discretion, may consider suitable for the transmission of funds. Each payment order, or cancellation thereof, carried out through a funds transfer system or a clearinghouse will be governed by all applicable funds transfer system rules and clearing arrangements, whether or not the Lender or such affiliate bank, as applicable, is a member of the system, clearinghouse or arrangement and the Borrower acknowledges that the Lender's or such affiliate bank's, as applicable, right to reverse, adjust, stop payment or delay posting of an executed payment order is subject to the laws, regulations, rules, circulars and arrangements described herein.

     12.23 No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers in several counterparts all as of the day and year first written above.


                                 BORROWER:

                                 ACR GROUP, INC.



                                 By: /s/ ANTHONY R. MARESCA
                                    -----------------------------
                                 Title: Anthony R. Maresca
                                       --------------------------


                                 LENDER:

                                 NATIONSBANK OF TEXAS, N.A.



                                 By: /s/ CATHY BARLOW SHERRILL
                                    -----------------------------
                                 Name: Cathy Barlow Sherrill
                                      ---------------------------
                                 Title: Vice President
                                       --------------------------

     Each of the following Guarantors hereby acknowledge, consent and agree to the provisions of Article 6 and Article 7 hereof with respect to the continuation and confirmation of the security interest previously granted in favor of the Lender pursuant to this Agreement and the Existing Guarantor Security Agreements and with respect to the covenants relating to Collateral.

     IN WITNESS WHEREOF, each Guarantor has caused this Agreement to be executed by its duly authorized officers in several counterparts all as of the day and year first written above.


                                 GUARANTORS:

                                 ACR SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------

                                 HEATING & COOLING SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 TOTAL SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 VALLEY SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------

                                 ENER-TECH INDUSTRIES, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 FLORIDA COOLING SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 LIFETIME FILTER, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 WEST COAST HVAC SUPPLY, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------


                                 TIME ENERGY SYSTEMS SOUTHWEST, INC.


                                 By: /s/ ANTHONY R. MARESCA
                                    --------------------------------
                                     Name:  Anthony R. Maresca
                                          --------------------------
                                     Title: Secretary
                                           -------------------------